Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MERIT MANAGEMENT PARTNERS I, L.P.

MERIT ENERGY PARTNERS III, L.P.

MERIT PIPELINE COMPANY, LLC

MERIT ENERGY COMPANY, LLC

AS SELLER

AND

MEMORIAL PRODUCTION OPERATING LLC

AS BUYER

Executed on May 2, 2014

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Leases
Exhibit A-1	Wells and Units
Exhibit B	Form of Assignment, Conveyance and Bill of Sale
Exhibit C	Intentionally Omitted
Exhibit D	Allocated Values
Exhibit E	Permits
Exhibit F	Letters-in-Lieu

SCHEDULES

Schedule 1.1(b)	Permitted Encumbrances
Schedule 1.2(d)	Contracts
Schedule 1.2(e)	Easements
Schedule 1.2(g)	Pipelines
Schedule 1.2(l)	Vehicles and Vessels
Schedule 1.2(m)	Geologic Data
Schedule 1.2(r)	Bairoil Office
Schedule 1.3(e)	Excluded Assets
Schedule 5.1(a)	Seller’s Knowledge Individuals
Schedule 5.1(b)	Buyer’s Knowledge Individuals
Schedule 5.7	Proceedings
Schedule 5.8	Taxes
Schedule 5.9	Compliance with Law
Schedule 5.11	Funds Held in Suspense
Schedule 5.12	Outstanding Capital Commitments
Schedule 5.13	Imbalances
Schedule 5.19	Governmental Authorizations
Schedule 5.21	Wells
Schedule 5.23	Receipt of Proceeds; Payment of Expenses
Schedule 5.24	Audits
Schedule 5.25	Vehicle Lease Buyout Amount
Schedule 5.27	Environmental Matters
Schedule 5.28	Insurance
Schedule 7.6	Operation of Business
Schedule 7.7	Preference Rights and Transfer Requirements
Schedule 7.11	Security Arrangements
Schedule 7.14	Business Employees
Schedule 7.18	Certain Employees of Seller

DEFINITIONS

“Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” means the period between the Effective Time and the Closing Date.

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person is deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreed Accounting Firm” is defined in Section 9.4(c).

“Agreed Interest Rate” means the rate of interest published in the Wall Street Journal from time to time, as the one-month London Interbank Offered Rate (LIBOR) plus 75 basis points, with adjustments in that rate to be made on the same day as any change in that rate.

“Agreement” means this Purchase and Sale Agreement together with all exhibits and schedules attached hereto.

“Allocated Value” is defined in Section 2.4.

“Assessment” is defined in Section 4.1(b).

“Assets” is defined in Section 1.2.

“Assumed Obligations” is defined in Section 11.1.

“Bairoil Office” means that certain office facility located at 101 Primrose Ave., Bairoil, Wyoming 82322, including the land on which such office is situated, as more particularly described on Schedule 1.2(r).

“Barrel” or “Bbl” means 42 U.S. gallons.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Business Employees” means those full time and part time employees (hourly and salaried) of Seller identified on Schedule 7.14.

“Buyer” is defined in the preamble hereto.

“Buyer Indemnified Persons” is defined in Section 11.3.

“Buyer Plans” is defined in Section 7.14(c).

“Buyer’s Representatives” is defined in Section 4.1(a).

“Claim” or “Claims” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter Person.

“Claim Notice” is defined in Section 11.2(b).

“Closing” is defined in Section 9.1.

“Closing Date” means the date on which Closing occurs.

“Closing Payment” is defined in Section 9.4(a).

“Closing Statements” means the Preliminary Closing Statement and the Final Closing Statement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement dated March 11, 2014, by and between Merit Energy Company, LLC and Memorial Resource Development LLC.

“Contracts” is defined in Section 1.2(d).

“Conveyance” is defined in Section 3.1(b).

“Conveyed Hydrocarbons” is defined in Section 1.2(h)

“Cure Period” is defined in Section 3.2(c).

“Customary Post-Closing Consents” means consents and approvals for the assignment of the Assets to Buyer from Governmental Bodies that are customarily obtained after the assignment of properties similar to the Assets.

“Defensible Title” means the title of Seller with respect to the Units, Leases, Wells or other Assets shown in Exhibit D, except for and subject to Permitted Encumbrances and except as otherwise stated on Exhibit D: (i) entitles Seller to receive a Net Revenue Interest, all without reduction, suspension or termination of such interests throughout the productive life of such Unit, Lease Well, or other Asset, of not less than the Net Revenue Interest shown in Exhibit D for such Unit, Lease, Well, or other Asset, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 7.6) for (A) decreases in connection with those operations in which Seller, with Buyer’s consent, may from and after the Execution Date become a non-consenting co-owner, (B) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, (C) decreases in connection with any payouts of non-consent penalties as reflected in Exhibit D, and (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries described on Schedule 5.13; (ii) obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Unit, Lease, Well or other Asset shown in Exhibit D not greater than the Working Interest shown in Exhibit D for such Unit, Lease, Well, or other Asset throughout the productive life of such Unit, Lease, Well or other Asset, except for (A) increases resulting from contribution requirements with respect to co-owners who elect or are deemed to have elected to go “non-consent” under applicable operating agreements after the Execution Date or as reflected in Exhibit D and (B) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and with respect to such Unit, Lease, Well, or other Asset throughout the productive life of such Unit, Lease, Well, or other Asset; (iii) is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges or other defects (other than Permitted Encumbrances).

“Deposit” is defined in Section 2.3.

“DOJ” means the Antitrust Division of the Department of Justice.

“DTPA” is defined in Section 11.9(a).

“Easements” is defined in Section 1.2(e).

“Effective Time” is defined in Section 1.4(a).

“Emission Reduction Credits” means (i) any surplus reductions in greenhouse gas emissions that exceed the amount of reductions required under federal, state, or local laws and which Seller has generated, registered, certified, claimed, purchased, or holds as of the Closing Date pursuant to the requirements of the Governmental Authority with jurisdiction over the applicable trading program; and (ii) any emission offsets of criteria pollutants used for attainment demonstrations and nonattainment permitting that Seller has banked as of the Closing Date pursuant to the requirements of the Governmental Authority with jurisdiction over the applicable emission offset banking program.

“Environmental Claim Date” means June 13, 2014.

“Environmental Defect” is defined in Section 4.3.

“Environmental Defect Amount” is defined in Section 4.3.

“Environmental Defect Deductible” means and amount equal to three percent (3%) of the unadjusted Purchase Price.

“Environmental Defect Notice” is defined in Section 4.3.

“Environmental Laws” means, as the same may have been amended, superseded or replaced, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to Hazardous Materials alleged to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. to the extent that it relates to protection of workers or the public from exposure to Hazardous Materials.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” means any and all Losses, costs (including costs of remediation), damages, damages, settlements, consulting fees, expenses, penalties, fines, fees, interest, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial or other response or corrective obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets prior to, on or after the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any exposure to Hazardous Materials, any violation of, or any remediation or obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to, on or after the Effective Time.

“Equipment” is defined in Section 1.2(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA that include the Seller, or that is the member of the same “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

“Estimated Taxes” is defined in Section 7.8(c)(i).

“Excluded Assets” is defined in Section 1.3.

“Excluded Obligations” is defined in Section 11.1.

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“Execution Date” is defined in the preamble hereto.

“Final Adjustment” is defined in Section 9.4(b).

“Final Closing Statement” is defined in Section 9.4(b).

“Final Purchase Price” is defined in Section 9.4(b).

“Final Settlement Date” is defined in Section 9.4(b).

“Financial Statements” is defined in Section 7.17.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” is defined in Section 11.2(a).

“Geologic Data” means all (i) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data if Buyer agrees to pay such additional consideration), and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data if Buyer agrees to pay such additional consideration).

“Governmental Authorizations” is defined in Section 5.19.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having jurisdiction.

“Gross Production Taxes” is defined in Section 7.8(c)(i).

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“Hedges” means any swap, collar, floor, cap, option or other contract that is intended to eliminate or reduce the risk of fluctuations in the price of Hydrocarbons.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals, liquids and products extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above, and (iv) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in clauses (i), (ii), or (iii), but not including Severance Taxes, Property Taxes, sales Taxes and Transfer Taxes.

“Indemnified Party” is defined in Section 11.5(a).

“Indemnifying Party” is defined in Section 11.5(a).

“Indemnity Deductible” is defined in Section 11.3(d).

“Independent Expert” is defined in Section 4.3.

“Individual Environmental Threshold” means One Hundred Twenty-Five Thousand Dollars ($125,000.00).

“Individual Title Threshold” means One Hundred Twenty-Five Thousand Dollars ($125,000.00).

“Invasive Activity” means any sampling, boring, excavating, drilling or other invasive investigative activity with respect to the Properties.

“Lands” is defined in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, orders and codes of Governmental Bodies.

“Leases” is defined in Section 1.2(a).

“Loss” or “Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes (but excluding Income Taxes), penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest reasonable cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation or value of the Assets, individually or taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” does not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.

“Material Contracts” is defined in Section 5.10(a).

“Material Environmental Defect” means an uncured Environmental Defect that exceeds the Individual Environmental Threshold.

“Material Indemnification Matter” is defined in Section 11.3(d).

“Material Title Benefit” means a Title Benefit that exceeds the Individual Title Threshold.

“Material Title Defect” means an uncured Title Defect that exceeds the Individual Title Threshold.

“Net Revenue Interest” means a share of the Hydrocarbons produced, saved and marketed from any Unit, Lease, Well or other Asset (after satisfaction of all Royalties).

“NORM” means naturally occurring radioactive material.

“Notice Period” is defined in Section 11.5(a).

“Operated Asset Overhead” is defined in Section 1.4(b).

“Operated Assets” means Assets operated by Seller.

“Permits” is defined in Section 1.2(k).

“Permitted Encumbrances” means any or all of the following:

(i) Royalties, sliding scale royalties, reversionary interests and other burdens on production, to the extent that any such burdens do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit D or increase Seller’s Working Interest above that shown in Exhibit D without a proportionate increase in the Net Revenue Interest;

(ii) all Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, (A) individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit D or increase Seller’s Working Interest above that shown in Exhibit D without a proportionate increase in the Net Revenue Interest; or (B) materially impair the value of the applicable Assets or materially interfere with the use or operation of the Assets;

(iii) Preference Rights applicable to this or any future transaction;

(iv) Transfer Requirements applicable to this or any future transaction;

(v) liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith in the normal course of business and described on Schedule 1.1(b);

(vi) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(vii) Customary Post-Closing Consents and required notices, filings or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(viii) rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(ix) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (A) reduce Seller’s Net Revenue Interest below that shown in Exhibit D, (B) increase Seller’s Working Interest above that shown in Exhibit D without a proportionate increase in Net Revenue Interest, or (C) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(x) calls on Hydrocarbon production under existing Contracts;

(xi) all rights reserved to, or vested in, any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body; provided that the foregoing do not reduce Seller’s Net Revenue Interest below that shown in Exhibit D or increase Seller’s Working Interest above that shown in Exhibit D without a proportionate increase in the Net Revenue Interest;

(xii) any encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(xiii) any liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby, which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit D, or increase Seller’s Working Interest above that shown in Exhibit D without a proportionate increase in Net Revenue Interest;

(xiv) matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold;

(xv) Imbalances associated with the Assets for which an adjustment to the Purchase Price is made pursuant to Section 2.2;

(xvi) liens granted under applicable joint operating agreements;

(xvii) Title Defects expressly waived by Buyer in writing; and

(xviii) any matters set forth on Schedule 1.1(b) to this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property” is defined in Section 1.2(g).

“Pipelines” is defined in Section 1.2(g).

“Preference Property” is defined in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof, or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

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“Preliminary Closing Statement” is defined in Section 9.4(a).

“Proceeding” is defined in Section 5.7.

“Properties” is defined in Section 1.2(c).

“Property Costs” is defined in Section 1.4(b).

“Property Taxes” means all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes, Transfer Taxes, and sales Taxes.

“Purchase Price” is defined in Section 2.1.

“Records” is defined in Section 1.2(j).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS OR THE BUYER INDEMNIFIED PERSONS; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF BUYER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE BUYER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

“Retained Asset” is defined in Section 7.7(c).

“Retained Employee Liabilities” means any liabilities or obligations of Seller or any of its Affiliates (i) to employees of Seller or any of its Affiliates arising under WARN, as a result of actions taken by Seller or any of its Affiliates on or prior to the Closing Date, (ii) arising out of claims by or on behalf of employees of Seller or any of its Affiliates with respect to events that occur on or prior to the Closing Date and that relate to their employment with, or the terminations of their employment from, Seller, (iii) with respect to employees of Seller or any of its Affiliates arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or has been sponsored by, contributed to, or maintained by, Seller or any of its Affiliates, (iv) arising under ERISA for which Buyer may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement or with respect to which the Assets may be subject to a lien for any liabilities under ERISA, and (v) arising out of Claims asserted by any employee of Seller or any of its Affiliates for bodily injury or death.

“Royalties” means all royalties, overriding royalties, production payments, net profits interests or other similar burdens on or measured by production of Hydrocarbons.

“SEC” means the United States Securities and Exchange Commission.

“Security Arrangements” is defined in Section 7.11.

“Seller” is defined in the preamble hereto.

“Seller Indemnified Persons” is defined in Section 11.4.

“Seller Representative” is defined in Section 7.16.

“Severance Taxes” means all extraction, production, excise, net proceeds, severance, gross products, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, Transfer Taxes, and sales Taxes.

“Stored Hydrocarbons” is defined in Section 1.2(h).

“Suspended Funds” means those proceeds from the sale of Hydrocarbons attributable to the Assets and payable to owners of working interests, Royalties and other similar interests that are held by Seller in suspense as of the Closing Date including royalty proceeds held in suspense.

“Tax Returns” means any report, return, information statement, payee statement or other information, or any amendment thereof, required to be provided to any Governmental Body with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating thereto.

“Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto, and including any liability for any of the foregoing items that arises by reason of transferee or successor liability.

“Termination Date” means August 5, 2014, as such may be extended pursuant to Section 8.1(e) or Section 8.2(e).

“Third Party Claim” is defined in Section 11.5(a).

“Title Arbitrator” is defined in Section 3.2(i).

“Title Benefit” means any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller in any Unit, Lease, Well or other Asset shown on Exhibit D, without causing a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit D or (ii) decrease the Working Interest of Seller in any Unit, Lease, Well or other Asset shown on Exhibit D, without causing a decrease in Seller’s Net Revenue Interest shown in Exhibit D.

“Title Benefit Amount” means the increase in the Allocated Value for a Unit, Lease, Well or other Asset in Exhibit D caused by a Title Benefit, as determined pursuant to Section 3.2(h).

“Title Benefit Deductible” means an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Title Benefit Notice” is defined in Section 3.2(b).

“Title Claim Date” means June 13, 2014.

“Title Defect” means any lien, charge, encumbrance, Royalty, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes Seller not to have Defensible Title in and to the Units, Leases, Wells or other Assets shown on Exhibit D; provided that the following do not constitute Title Defects:

(i) defects based solely on (A) lack of information in Seller’s files, or (B) references to a document(s) if such document(s) is not in Seller’s files and if such references do not constitute constructive notice of such document(s) under Wyoming law with respect to the Wyoming based Assets;

(ii) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(iii) defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Property is located, provided that (A) such Leases or assignments were properly filed in the Governmental Body’s records, (B) this clause (iii) shall not include defects arising from the existence of an assignment or other document filed in the county records where a Property is located that contradicts or diminishes the title of Seller, as reflected by the instruments filed only in the Governmental Body’s records and (C) recording in the real property, conveyance or other records of the county in which such Property is located is not required to perfect Seller’s title against claims by third parties;

(iv) defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the state or federal Governmental Body in which such Property is located;

provided, (A) that such Leases or assignments were filed in the real property, conveyance or other records of the county or parish in which such Property is located; (B) that title to such Property, as reflected in the real property, conveyance or other records of state or federal Governmental Body in which such Property is located, is vested in Seller’s immediate predecessor in interest and (C) that no Claim of superior title has been made by any Person in the ten (10) years preceding the Execution Date;

(v) defects based on failure to record Easements in the real property, conveyance or other records of the county in which such Property is located, provided that no Claim of superior title to such Easement has been made by any Person in the ten (10) years preceding the Execution Date;

(vi) defects based on a gap in Seller’s chain of title in the county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain (which documents must be included in a Title Defect Notice);

(vii) defects that have been cured by applicable Laws of limitation or prescription;

(viii) defects arising out of a lack of survey;

(ix) defects based on a lack of “Record Title” in the real property, conveyance or other records of state or federal Governmental Body in which such Property is located; provided, that Seller possesses “Operating Rights” or a working interest in the relevant Property; and

(x) defects based on the actual or potential affects a sliding-scale royalty and/or step-scale royalty may have on the Net Revenue Interest or working interest in and to any Well, Unit or other Asset as described in the Leases set forth on Exhibit A.

“Title Defect Amount” is defined in Section 3.2(d)(i).

“Title Defect Deductible” means an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Title Defect Notice” is defined in Section 3.2(a).

“Title Defect Property” is defined in Section 3.2(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person that is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” does not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of Leases or interests therein or Easements or interests therein, if they are not required prior to the assignment of such Leases, Easements or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” is defined in Section 12.3.

“Transferred Employee” is defined in Section 7.14(b).

“Treasury” means the United States Department of the Treasury.

“Units” is defined in Section 1.2(c).

“Vehicle Lease Buyout Amount” means any amounts actually paid by Seller and/or its Affiliates to buyout, purchase, cancel or otherwise terminate any leases pertaining to the vehicles and vessels conveyed to Buyer pursuant to the terms of this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended (or similar state or local law).

“Wells” is defined in Section 1.2(b).

“Working Interest” means, with respect to any Unit, Lease, Well or other Asset, the interest (expressed as a decimal) in and to such Unit, Lease, Well or other Asset that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Unit, Lease, Well or other Asset, but without regard to the effect of any Royalties, carried interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is executed on May 2, 2014 (the “Execution Date”), by and between MERIT MANAGEMENT PARTNERS I, L.P., MERIT ENERGY PARTNERS III, L.P., MERIT PIPELINE COMPANY, LLC and MERIT ENERGY COMPANY, LLC, each a Delaware limited partnership or limited liability company, as the case may be, (collectively, “Seller”), and MEMORIAL PRODUCTION OPERATING LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller owns various oil and gas properties more fully described in the exhibits hereto.

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the properties and rights of Seller described in this Agreement, in the manner and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms of this Agreement, agree as follows:

ARTICLE 1

THE TRANSACTION

Section 1.1 Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer and convey the Assets to Buyer and Buyer will purchase, accept and pay for the Assets and assume the Assumed Obligations.

Section 1.2 Assets.

The term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a) All of the oil and gas leases; subleases and other leaseholds; net profits interests; carried interests; farmout rights; options; production payments; fee mineral interests; Royalty interests; and other properties and interests described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith whether or not described on Exhibit A (the “Lands”);

(b) All Hydrocarbon, water, disposal or injection wells located on the Lands or Leases or on the pooled, communitized or unitized acreage that includes all or any part of the Leases, whether producing, shut-in, abandoned or temporarily abandoned, and including, the wells shown on Exhibit A-1, whether producing, shut-in, abandoned or temporarily abandoned (collectively, the “Wells”);

(c) All interest of Seller derived from the Leases in or to any currently existing pools or units that include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”) and all tenements, hereditaments and appurtenances belonging to the Leases and Units (together with the Leases, Lands, Units and Wells, the “Properties”), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease;

(d) All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, but only to the extent such contracts are valid and existing and applicable to the Properties rather than Seller’s other properties, including, but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the Hydrocarbons produced from the Properties, including those identified on Schedule 1.2(d) (collectively referred to as “Contracts”), but excluding any master service agreements and any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that the defined term “Contracts” does not include the instruments constituting the Leases or Easements;

(e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f) All equipment, machinery, fixtures and other tangible personal property (other than vehicles or vessels that are addressed specifically by Section 1.2(l)) and improvements located on the Properties or the Easements, in or on the Bairoil Office, or associated with the Assets and used or held for use primarily in connection with the operation of the Properties (collectively, “Equipment”);

(g) All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or the Easements or used, or held for use, in connection with the operation of the Properties, including those described on Schedule 1.2(g) (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h) All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time (the “Conveyed Hydrocarbons”); and all Hydrocarbons existing in stock tanks above the tap or upstream of a pipeline connection, as the case may be, including pipeline inventories and linefill, as of the Effective Time (the “Stored Hydrocarbons”); and all make-up rights attributable to the period of time from and after the Effective Time with respect to take-or-pay arrangements;

(i) All Imbalances as of the Effective Time;

(j) All (originals and electronic copies in Seller’s possession) lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement to a third party not Affiliated with Seller that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, except as provided for in Section 1.2(m), and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain copies of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(k) All permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any Governmental Body and emission or pollution credits, allowances or other allocations (the “Permits”) appurtenant to, and used or held or eligible for use in connection with, the ownership or operation of any of the Properties or Personal Property, including, without limitation, those listed on Exhibit E, but excluding any of the foregoing to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(l) Those vehicles and vessels specifically listed on Schedule 1.2(l);

(m) All Geologic Data specifically listed on Schedule 1.2(m);

(n) All trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time on or after the Effective Time;

(o) Indemnity, contribution, and other such rights in favor of Seller or its Affiliates, to the extent relating to obligations or liabilities assumed by Buyer pursuant to this Agreement or otherwise borne or paid by Buyer or with respect to which Buyer has an obligation to indemnify Seller;

(p) Liens and security interests in favor of Seller, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as the operator or non-operator of any Property;

(q) All rights of Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Time, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller; and

(r) The Bairoil Office including all personal computers, associated peripherals and radio and telephone equipment located therein or on the other Assets.

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Assets do not include, and there is excepted, reserved and excluded from the purchase and sale contemplated in this Agreement (collectively, the “Excluded Assets”):

(a) all corporate, partnership, limited liability company, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate primarily to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(j) and copies of any other Records retained by Seller pursuant to Section 1.5;

(b) all reserve estimates, economic estimates, and, except to the extent included in Schedule 1.2(m), all logs, interpretive data, technical evaluations and technical outputs;

(c) all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(e) those items listed in Schedule 1.3(e);

(f) all trade credits, carbon dioxide Emission Reduction Credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g) all work product of Seller’s attorneys (other than title opinions), records relating to the negotiation and consummation of the transactions contemplated hereby and documents and instruments that are subject to the attorney-client privilege;

(h) all claims and causes of action (including any claims for insurance proceeds) arising from acts, omissions or events or damage to or destruction of property with respect to all periods prior to the Effective Time;

(i) except to the extent specifically provided in Section 1.2(l), all right, title and interest of Seller in and to vehicles or vessels used in connection with the Assets;

(j) any agreements excluded from the definition of “Contracts” in Section 1.2(d) (provided this exclusion shall not include the Leases or Easements);

(k) all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.3, and (ii) to or under any bond or bond proceeds;

(l) any patent, patent application, logo, service mark, copyright, trade name, trademark or other intellectual property of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(m) all proprietary and other computer software;

(n) except to the extent specifically provided in Section 1.2(m), all Geologic Data; and

(o) except as identified in Section 1.2, any offices, office leases or personal property that are not directly related to the Assets.

Section 1.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 1.5, possession of the Assets will be transferred from Seller to Buyer at the Closing, but for purposes of the adjustments made to the Closing Statements certain financial benefits and burdens of the Assets are deemed transferred effective as of 7:00 A.M., local time, on April 1, 2014 (the “Effective Time”), as described below.

(b) “Earned” and “incurred,” as used in this Agreement, are to be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards, as applicable. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets, Royalties payable on account of production from the Assets, and Property Taxes and Severance Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes), and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, in accordance with the relevant operating or unit agreement and overhead costs charged to the Assets under the relevant operating agreement or unit agreement by non-Affiliate third parties and, with respect to Assets operated by Seller, in lieu of actual overhead costs (including any overhead costs charged to the Assets by Merit Energy Company, LLC or its Affiliates), One Hundred Thousand Dollars ($100,000) (“Operated Asset Overhead”) per month (prorated for any partial months as applicable), but excluding, without limitation, liabilities, losses, costs and expenses attributable to (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law, (ii) obligations to plug Wells or dismantle, abandon and salvage facilities or Personal Property, (iii) obligations to remediate any contamination of groundwater, surface water, soil, or Personal Property under applicable

Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations, and (vi) any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (v), whether such claims are made pursuant to contract or otherwise. Determination of whether Property Costs are attributable to the period before or after the Effective Time for purposes of the adjustments in the Closing Statements is based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Closing Statements, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons are deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons are deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller may utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller will provide to Buyer, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 used to determine the Closing Payment for purposes of the Preliminary Closing Statement. Property Taxes included in the definition of Property Costs, right-of-way fees, insurance premiums and the Property Costs that are paid periodically will be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except for Property Taxes, as used in Section 7.8(c)(i), which will be prorated as provided in Section 7.8(c)(i) and Severance Taxes will be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time.

Section 1.5 Delivery of Records.

Seller, at Buyer’s sole cost and expense, will cause the Records to be delivered to Buyer within thirty (30) days following Closing. Other than any original Records retained by Seller pursuant to Section 1.2(j), Buyer is entitled to all original Records maintained by Seller. Seller shall provide copies of any original Records retained by Seller pursuant to Section 1.2(j); provided, however, Seller may not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for its own account.

ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price.

The purchase price for the Assets (the “Purchase Price”) is NINE HUNDRED THIRTY-FIVE MILLION Dollars ($935,000,000.00) payable in United States currency by wire transfer in same day funds as and when provided in this Agreement and as adjusted pursuant to Section 2.2.

Section 2.2 Adjustments to Purchase Price.

For purposes of the Closing Statements, the Purchase Price for the Assets will be adjusted as follows (with such adjustments being made so as not to give any duplicative effect) with all such amounts being determined in accordance with generally accepted accounting principles, Council of Petroleum Accountants Society (COPAS) standards and Section 1.4:

(a) Upward Adjustments: The Purchase Price will be increased by:

(i)	the aggregate amount of the following proceeds actually received by Buyer: (A) proceeds from the sale of Hydrocarbons (net of any Royalties, gathering, processing and transportation costs and any Severance Taxes and sales Taxes not reimbursed to Buyer by the purchaser of Hydrocarbon production) produced from or attributable to the Properties for periods prior to the Effective Time, and (B) other proceeds earned with respect to the Assets for periods prior to the Effective Time;

(ii)	the amount of all Property Costs attributable to the period after the Effective Time that are actually paid by Seller or, in lieu of actually being paid by Seller, netted from Seller’s revenue (including any overhead costs under Section 1.4 charged to the Assets with respect to the Adjustment Period and Operated Asset Overhead with respect to the Adjustment Period even though such Operated Asset Overhead is not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a)(i);

(iii)	the value of the Stored Hydrocarbons, to be based on gauge reports to the extent available or on alternative methods to be agreed upon by the parties (net of any Royalties, gathering, processing and transportation costs and any Severance Taxes and sales Taxes not reimbursed to Buyer by the purchaser of Hydrocarbon production) (which value will be computed at the applicable third-party contract prices for the month of March 2014 for such stored Hydrocarbons);

(iv)	the actual net aggregate Imbalances, if any, owed to Seller by third-parties as of the Effective Time multiplied by a price of $3.00 per MMBtu for gas and $100 per Barrel for oil;

(v)	the Vehicle Lease Buyout Amount;

(vi)	any upward adjustments to the Purchase Price under Section 7.8; and

(vii)	any amount agreed upon by Buyer and Seller in writing or otherwise provided for elsewhere in this Agreement.

(b)	Downward Adjustments: The Purchase Price will be decreased by:

(i)	the aggregate amount of the following proceeds actually received by Seller: (A) proceeds from the sale of any of the Conveyed Hydrocarbons or the Stored Hydrocarbons (net of any Royalties, gathering, processing and transportation costs and any Severance Taxes and sales Taxes not reimbursed to Seller by the purchaser of Hydrocarbon production), and (B) other proceeds earned with respect to the Assets for periods on or after the Effective Time;

(ii)	the amount of all unpaid Property Costs attributable to the period prior to the Effective Time that are actually paid by Buyer;

(iii)	to the extent provided in Section 7.7, the Allocated Value of Preference Properties and Retained Assets;

(iv)	any downward adjustments to the Purchase Price under Section 7.8;

(v)	the Title Defect Amount for Material Title Defects, for which Seller makes the election under Section 3.2(d)(i) with respect to such Material Title Defect, subject to the Title Defect Deductible and offset by any Material Title Benefits, subject to the Title Benefit Deductible (as described in Section 3.2(e));

(vi)	the Environmental Defect Amount with respect to each Material Environmental Defect, subject to the Environmental Defect Deductible;

(vii)	the actual net aggregate Imbalances, if any, owed by Seller to third-parties, as of the Effective Time multiplied by a price of $3.00 per MMBtu for gas and $100 per Barrel for oil;

(viii)	to the extent provided in Section 3.2(d)(ii), the Allocated Value of any Properties excluded from the Assets pursuant to Section 3.2(d)(ii);

(ix)	to the extent provided in Section 4.3, the Allocated Value of any Properties excluded from the Assets pursuant to Section 4.3;

(x)	an amount equal to the Suspended Funds; and

(xi)	any amount agreed upon by Buyer and Seller in writing or otherwise provided for elsewhere in this Agreement.

Each adjustment made pursuant to Section 2.2(a)(i) satisfies, up to the amount of the adjustment, Buyer’s entitlement to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Buyer has no separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in

Section 2.2(a)(ii) satisfies, up to the amount of the adjustment, Buyer’s obligation to pay Property Costs and other costs attributable to the ownership and operation of the Assets that are incurred during the Adjustment Period, and as such, notwithstanding anything in this Agreement to the contrary, Buyer has no separate obligation to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

Section 2.3 Deposit.

Concurrently with the execution of this Agreement, Buyer has paid to Seller an earnest money deposit in an amount equal to seven and one-half percent (7.5%) of the Purchase Price (the “Deposit”). The Deposit is non-interest bearing and will be applied against the Purchase Price if the Closing occurs or otherwise distributed in accordance with the terms of this Agreement.

Section 2.4 Allocated Values.

Buyer and Seller agree that Buyer has allocated the unadjusted Purchase Price among the Assets in the amounts set forth in Exhibit D. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit D and such Allocated Value will be used in calculating adjustments to the Purchase Price as provided in this Agreement. BUYER RELEASES SELLER FROM AND WILL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS FROM AND AGAINST ANY CLAIMS ARISING FROM OR RELATED TO BUYER’S ALLOCATED VALUES.

Section 2.5 Suspended Funds.

If Seller is holding any Suspended Funds as of the Closing Date, then (a) in lieu of Seller transferring these funds to Buyer at Closing, Seller shall retain the Suspended Funds held in its accounts and the Purchase Price shall be adjusted downward in accordance with Section 2.2(b)(x), and (b) from and after Closing, Buyer shall be responsible for the proper payment and distribution of the Suspended Funds to the third-parties entitled to receive the Suspended Funds.

ARTICLE 3

TITLE MATTERS

Section 3.1 Seller’s Title.

(a) Except for the special warranty of title referenced in Section 3.1(b), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets. The sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets before Closing, is as set forth in Section 3.2(d). The sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets after Closing, will be pursuant to the special warranty of title referenced in Section 3.1(b).

(b) At Closing, Seller will deliver to Buyer a conveyance covering the Assets substantially in the form of Exhibit B (the “Conveyance”). The Conveyance contains a special warranty of Defensible Title to the Assets by, through and under Seller and its Affiliates, but not otherwise, and subject to the Permitted Encumbrances. OTHER THAN THE SPECIAL WARRANTY OF DEFENSIBLE TITLE, THE PROPERTIES ARE CONVEYED WITHOUT WARRANTY OF TITLE OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY OR OTHERWISE. Buyer’s protection under Seller’s special warranty of title in the Conveyance is limited to the Allocated Value of any of the Units, Leases, Wells and other Assets as set forth on Exhibit D.

(c) Buyer is not entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported by Buyer under Section 3.2(a) and/or any Title Defect known by Buyer or any of its Affiliates (which, for purposes hereof, means Title Defects personally known by Steve Venturatos and/or Greg Robbins) prior to the Title Claim Date. Defects that would constitute a breach of the special warranty of Defensible Title in the Conveyance are not subject to any threshold or deductible provided in this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, and except for the special warranty of title referenced in Section 3.1(b), if any matter that could result in the breach of any representation or warranty of Seller set forth in Article 5 could also have been raised as a Title Defect under this Article 3, then Buyer may only assert such matter as a Title Defect to the extent permitted by this Article 3, and is precluded from also asserting such matter as the basis of the breach of any such representation or warranty, other than the claims for breach of the Seller’s special warranty of Defensible Title in the Conveyance.

Section 3.2 Notice of Title Defect Adjustments.

(a) Buyer will give Seller written notice of any Title Defect Buyer asserts under this Agreement (each a “Title Defect Notice”) on or before 5:00 p.m. central daylight time on the Title Claim Date; provided, however, that Buyer will notify Seller as soon as reasonably practicable of any material Title Defects identified by Buyer. For purposes of the previous sentence, a material Title Defect for which Buyer will be obligated to notify Seller as soon as reasonably practicable shall be any Title Defect where Buyer’s alleged Title Defect Amount exceeds $250,000. Each Title Defect Notice must include (i) a description of the alleged Title Defect(s), (ii) the individual Units, Leases, Wells or other Assets in Exhibit D affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents (or, to the extent a part of the Records, references thereto) reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, any Title Defects not asserted by Buyer in a valid, bona fide Title Defect Notice delivered to Seller prior to the Title Claim Date are deemed to be waived other than claims for breach of Seller’s special warranty of Defensible Title in the Conveyance.

(b) Seller has the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units, Leases, Wells or other Assets in Exhibit D affected, (iii) the Allocated Values of the Units, Leases, Wells or other Assets in Exhibit D subject to such Title Benefit, (iv) supporting documents (or, to the extent a part of the Records, references thereto) reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify the existence of the alleged Title Benefit(s), and (v) the amount by which Seller reasonably believes the Allocated Value of those Units, Leases, Wells or other Assets is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, Seller is deemed to have waived all Title Benefits of which it has not given notice valid, bona fide Title Benefit Notice to Buyer on or before the Title Claim Date.

(c) Subject to Section 3.2(d)(iii), Seller has the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised in a valid, bona fide Title Defect Notice by Buyer.

(d) Remedies for Title Defects.

If any Title Defect is not waived by Buyer or cured on or before Closing, subject to the parties’ rights under Section 3.2(i), Seller will elect to have one of the following remedies apply:

(i)	subject to the Individual Title Threshold and the Title Defect Deductible, reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.2(g) by Buyer and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.2(g) control any such determination;

(ii)	if the Title Defect Amount asserted by Buyer in its Title Defect Notice exceeds fifty percent (50%) of the Allocated Value of the Property, retain the Property, or portion or percentage of the Property, that is subject to such Title Defect, together with all associated Assets and reduce the Purchase Price by an amount equal to the Allocated Value of such Property and all Assets associated therewith; or

(iii)

at Closing, (A) have Buyer deposit into escrow pursuant to an escrow agreement the Allocated Value of the Property or portion of the Property that is subject to such Title Defect, (B) reduce the Purchase Price payable at Closing by such Allocated Value and (C) exclude such Property or portion of the Property from transfer at Closing. Seller will then have one hundred eighty (180) days after Closing in which to cure the Title Defect. Any Property so excluded from the initial Closing will be conveyed to Buyer at a delayed Closing within ten (10) days following the date that the Title Defect is cured, at which time Seller and Buyer will direct the escrow agent to disburse the Allocated Value of the Property from the escrow account, subject to the Purchase Price adjustments thereto under Section

1.4 and Section 2.2, and provided further that if multiple delayed Closings are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the parties. If Seller is unable to cure the Title Defect within one hundred eighty (180) days of the initial Closing, then, at Seller’s election, one of the remedies set forth in Section 3.2(d)(i) or Section 3.2(d)(ii) will be the sole remedy for such Title Defect. All other provisions of Section 3.2(i) will apply as written and the Title Arbitrator will be selected within fifteen (15) Business Days of the end of the one hundred eighty (180) day cure period. If the parties are unable to agree on the Title Defect and/or Title Defect Amount, the dispute will be resolved in accordance with the of Section 3.2(i), and in furtherance therefor, the terms “Closing” and “Cure Period” in Section 3.2(i) shall be substituted with “180 day cure period”.

(e) With respect to each Unit, Lease, Well or other Asset in Exhibit D affected by Title Benefits timely reported under Section 3.2(b), any reduction to the Purchase Price for Title Defect Amounts will be offset by the amount the Material Title Benefits exceed the Title Benefit Deductible.

(f) Section 3.2(d) is the exclusive right and remedy of Buyer with respect to Title Defects asserted by Buyer pursuant to Section 3.2(a). Section 3.2(e) is the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 3.2(b).

(g) The Title Defect Amount resulting from a Title Defect is the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and will be determined in accordance with the following methodology, terms and conditions:

(i)	if Buyer and Seller agree on the Title Defect Amount, that amount is the Title Defect Amount;

(ii)	if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount is the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)	if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit D, and the Working Interest for such Title Defect Property is reduced in the same proportion as the reduction in Net Revenue Interest, then the Title Defect Amount is the product of the Allocated Value of such Title Defect Property (or portion thereof) affected by such Title Defect, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest stated on Exhibit D and the actual Net Revenue Interest and the denominator of which is the Net Revenue Interest stated on Exhibit D;

(iv)	if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount will be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property based on the methodology used by Buyer to determine the Allocated Value of such Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation;

(v)	the Title Defect Amount with respect to a Title Defect Property will be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi)	notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property may not exceed the Allocated Value of the Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit will be determined in accordance with the following methodology, terms and conditions:

(i)	if Buyer and Seller agree on the Title Benefit Amount, then that amount is the Title Benefit Amount;

(ii)	if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Property and (B) the Net Revenue Interest stated on Exhibit D for such Property, and the Working Interest for such Property is increased in the same proportion as the increase in Net Revenue Interest, then the Title Benefit Amount is the product of the Allocated Value of such Property multiplied by a fraction, the numerator of which is the difference between the actual Net Revenue Interest and the Net Revenue Interest stated on Exhibit D and the denominator of which is the Net Revenue Interest stated on Exhibit D; and

(iii)	if the Title Benefit represents a benefit in title of a type not described above, the Title Benefit Amount will be determined by taking into account the Allocated Value of the affected property, the portion of the subject property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject property based on the methodology used by Buyer to determine the Allocated Value of the subject property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Seller and Buyer will attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts at least two (2) Business Days prior to Closing. If Seller and Buyer are unable to agree by Closing, Buyer’s final proposed Title Defect Amount will be deposited into escrow by Buyer pursuant to an escrow agreement, and the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute will be exclusively and finally resolved by arbitration pursuant to this Section 3.2(i). A single arbitrator, who is a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Properties are located, will be selected by mutual agreement of Buyer and Seller within fifteen (15) Business Days after the end of the Cure Period, provided, if the parties are unable to agree, the Dallas office of the American Arbitration Association shall select the arbitrator in accordance with the aforementioned criteria (the “Title Arbitrator”). The arbitration proceeding will be held in Dallas, Texas, and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The parties shall submit their respective positions (including their final proposed Title Defect Amounts) and evidence to the arbitrator within fifteen (15) days after selecting the Title Arbitrator. The Title Arbitrator’s determination will be made within sixty (60) Business Days after submission of the matters in dispute and will be final and binding upon both parties, without right of appeal, and shall be limited to awarding only Seller’s or Buyer’s final proposed Title Defect Amount or Title Benefit Amount exchanged by the parties as provided for above. The Title Arbitrator shall make a separate determination with respect to each asserted Title Defect and Title Benefit. In making his or her determination, the Title Arbitrator will be bound by the rules set forth in Section 3.2(g) and Section 3.2(h) but may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator, including without limitation petroleum engineers. The Title Arbitrator will act as an expert for the limited purpose of determining the existence and, if applicable, amount, of the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Each party may submit only one Title Defect Amount with respect to each alleged Title Defect and one Title Benefit Amount with respect to each Title Benefit (provided that the foregoing should not be construed to preclude a party from also arguing against, and the Title Arbitrator determining, the existence of a Title Defect or a Title Benefit). Seller and Buyer will each bear its own legal fees and other costs of presenting its case. Each party will bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) the parties will cause the escrow agent to release to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, plus interest earned on such amount in the escrow account from (but not including) the Closing Date to (and including) the date on which such amount is paid to Seller and (ii) the parties will cause the escrow agent to release to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer, plus interest earned on such amount in the escrow account from (but not including) the Closing Date to (and including) the date on which such amount is paid to Buyer. The Title Arbitrator, once appointed, shall have no ex parte communications with any of the parties concerning the determination required hereunder. All communications between any party and the Title Arbitrator shall be conducted in writing, with copies sent simultaneously to the other party in the same manner, or a to a meeting to which the representatives of the parties have been invited and of which the parties have been provided at least five (5) days’ notice. The parties intend that the procedures set forth in this Section 3.2(i) shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this clause (i) shall be specifically enforceable.

(j) Notwithstanding anything to the contrary in this Agreement, except for Purchase Price adjustments for the Allocated Value of Properties excluded from the Assets conveyed to Buyer, (i) there will be no adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount does not exceed the Individual Title Threshold; and (ii) there will be no adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Material Title Defects exceeds the Title Defect Deductible, after which point adjustments to the Purchase Price or other remedies are available to Buyer only to the extent the aggregate Title Defect Amounts with respect to uncured Material Title Defects are in excess of such Title Defect Deductible; provided, however, the foregoing provisions of this Section 3.2(j) shall not apply to any Title Defects arising by, through or under Seller. Additionally, there will be no offsets against Title Defect Amounts, for which Buyer is entitled to a Purchase Price adjustment, except to the extent the sum of the Material Title Benefits exceed the Title Benefit Deductible.

Section 3.3 Casualty or Condemnation Loss.

(a) Notwithstanding anything to the contrary in this Agreement, and provided the Closing occurs, from and after the Effective Time, but subject to the provisions of Section 3.3(b) and Section 3.3(c) below, Buyer assumes all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear with respect to the Assets.

(b) If, after the Effective Time but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the aggregate amount of any such loss or taking exceeds twenty percent (20%) of the unadjusted Purchase Price determined based on the Allocated Values set forth on Exhibit D, either party may terminate this Agreement. If either party elects to terminate this Agreement pursuant to the previous sentence, Seller will immediately refund to Buyer the Deposit upon such termination. If the aggregate amount of any such loss or taking is twenty percent (20%) or less of the unadjusted Purchase Price determined based on the Allocated Values set forth on Exhibit D, Buyer will proceed to Closing subject to the terms of this Agreement. If the loss as a result of such individual casualty or taking exceeds $125,000 and the parties proceed to Closing, Seller shall elect by written notice to Buyer prior to Closing (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date); (ii) assign the Assets affected by such casualty or taking to Buyer in their condition after such casualty or taking and reduce the Purchase Price by the lesser of

(x) the amount of the loss as a result of the casualty or taking or (y) the Allocated Value of the affected Asset; (iii) to exclude the affected Asset from the Assets to be conveyed to Buyer at Closing and reduce the Purchase Price by the Allocated Value thereof; or (iv) pay to Buyer, at Closing, all sums paid or payable to Seller by third parties by reason of such casualty or taking insofar as with respect to the Assets and to assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against third parties (excluding any Losses, other than insurance claims, of or against any Seller Indemnified Persons) arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (iv), Seller reserves and retains (and Buyer will assign to Seller) all rights, title, interests and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against third parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets. In the case of (i) through (iii), Seller retains all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing. Any dispute regarding the value of any casualty loss shall be determined pursuant to Section 9.4(c).

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer is required to close and Seller, at Closing, will assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller reserves and retains (and Buyer will assign to Seller) all rights, titles, interests and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

Section 3.4 Limitations on Applicability.

Buyer’s right to assert a Title Defect under this Agreement terminates as of the Title Claim Date. Such termination of Buyer’s right should not be construed to affect Buyer’s rights or Seller’s rights under Section 3.2 with respect to any bona fide Title Defect properly reported in a valid Title Defect Notice or bona fide Title Benefit properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Buyer’s sole and exclusive rights and remedies with regard to title to the Assets are as set forth in, and arising under, the Conveyance transferring the Assets from Seller to Buyer.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 Assessment.

(a) From and after the date of this Agreement and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) applicable Laws, (ii) the other provisions of this Section 4.1 and (iii) obtaining any required consents of third parties, including third party operators of the Assets, Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other representatives (“Buyer’s Representatives”) may access, during normal business hours and upon Buyer’s request with reasonable notice, the Assets and all Records and other documents in Seller’s or any of their respective Affiliates’ possession relating to the Assets, including all internal and third party environmental reviews and audits not subject to the attorney-client privilege and/or work product doctrine. Seller will make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative are conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative are the result of Buyer’s own independent review and judgment.

(b) Upon reasonable notice to Seller, Buyer may conduct an environmental assessment of all or any portion of the Properties (the “Assessment”), to be conducted by a reputable environmental consulting or engineering firm, but only to the extent that Seller may grant such right without violating any obligations to any third party. The Assessment may not include any Invasive Activity without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed. The Assessment will be conducted at the sole cost and expense of Buyer, and will be subject to the indemnity provisions of Section 4.4. Prior to conducting any Invasive Activity, Buyer will furnish for Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal operation of the Properties, Seller may require an appropriate modification of the proposed Invasive Activity. Seller is entitled to be present during any Assessment of the Properties and, at its option and expense, to split samples with Buyer.

(c) Notwithstanding anything to the contrary in this Agreement, Buyer may not access, and may not conduct any environmental due diligence with respect to, any Assets where Seller does not have the authority to grant access for such due diligence; provided, however, Seller will use commercially reasonable efforts to obtain permission from any third party operator to allow Buyer and Buyer’s Representatives such access, it being understood by Buyer that the execution by Buyer of a customary access agreement may be a condition of such access.

(d) Buyer will coordinate its environmental site assessments and physical inspections of the Assets with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer will abide by Seller’s, and any third party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(e) Upon Seller’s request, Buyer will provide Seller promptly, but not later than the Environmental Claim Date, copies of all reports, test results, and other documentation and data prepared or compiled by Buyer and/or any of Buyer’s Representatives and which contain information collected or generated from Buyer’s due diligence with respect to the Assets. Neither party is deemed by its receipt or transmittal of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(f) Upon completion of Buyer’s due diligence, Buyer is obligated, at its sole cost and expense and without any cost or expense to Seller or its Affiliates, to (i) repair all damage done to the Assets in connection with Buyer’s due diligence in accordance with recognized industry standards or reasonable requirements of third party operators, (ii) restore the Assets to the same or better condition than existed prior to commencement of Buyer’s due diligence, to the full extent of any damage related to Buyer’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including any real property or fixtures associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(g) Until the Closing occurs, Buyer will maintain policies of insurance in the types and in the amounts maintained by Buyer as of the date of this Agreement.

(h) All information obtained by Buyer and its representatives pursuant to this Section 4.1 is subject to the terms of the Confidentiality Agreement.

Section 4.2 NORM, Wastes and Other Substances.

Buyer acknowledges that the Assets have been used for the exploration, development and production of Hydrocarbons and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3 Environmental Defects.

If Buyer determines that with respect to any individual Asset, there exists a violation of, or any conditions requiring response, cleanup or remediation under, an Environmental Law (other than with respect to NORM or items #1 and #2 described on Schedule 5.9) (in each case, an “Environmental Defect”), then on or prior to the Environmental Claim Date, Buyer may notify Seller in writing of such Environmental Defect (an “Environmental Defect Notice”); provided, however, that Buyer may assert as an Environmental Defect issues arising from NORM with respect to Equipment that has been removed from service and is no longer reasonably capable of being placed back in service but has been left on any Property if there exists a violation of, or any conditions requiring response, cleanup or remediation under, an Environmental Law; and provided further, that Buyer will notify Seller as soon as reasonably practicable of any material Environmental Defects identified by Buyer. For all purposes of this Agreement, except for breaches of Seller’s representation in Section 5.27, Buyer is deemed to have waived any Environmental Defect that Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. Each Environmental Defect Notice must set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Properties and the associated Asset affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Seller has the right, but not the obligation, to cure any Environmental Defect before Closing or if the parties agree to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation is required to be completed, after Closing. If Seller disagrees with any of Buyer’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Buyer and Seller will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved within ten (10) days of the first meeting of Buyer and Seller: (A) Buyer’s final proposed Environmental Defect Amounts will be deposited into escrow pursuant to an escrow agreement by Buyer at Closing, and (B) the disputed Environmental Defects and Environmental Defect Amounts will be exclusively and finally resolved by expert determination by an environmental consultant approved in writing by Seller and Buyer that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and has not performed professional services for either party or any of their respective Affiliates during the previous five years (the “Independent Expert”). If the parties are unable to agree upon the Independent Expert, the Independent Expert shall be selected by the Dallas office of the American Arbitration Association. The expert determination proceeding will be held in Dallas, Texas. The parties shall submit their respective positions (including their final proposed Environmental Defect Amounts) and evidence to the Independent Expert within fifteen (15) Business Days after selection of the Independent Expert. The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Buyer and Seller with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert will call for a final, written offer of resolution from each party. The Independent Expert will render its decision within sixty (60) Business Days after selection of the Independent Expert and such decision will be final and binding upon the parties, without right of appeal, and shall be limited to awarding only Seller’s or Buyer’s final proposed Environmental Defect Amount exchanged by the parties as provided above. The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert will be final and binding upon both parties, without right of appeal. Seller and Buyer will each bear its own legal fees and other costs of presenting its case. Each party may submit only one Environmental Defect Amount with respect to each alleged Environmental Defect (provided that the foregoing should not be construed to preclude Seller from also arguing against, and the Independent Expert determining, the existence of an Environmental Defect). Each party will bear one-half of the costs and expenses of the Independent Expert and any third parties engaged by the Independent Expert. All communications between any party and the Independent Expert shall be conducted in writing, with copies sent simultaneously to the other party in the same manner, or in a meeting to which the representatives of the parties have been invited and of which the parties have been provided at least five (5) days’ notice. The parties intend that the procedures set forth in this Section shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section shall be specifically enforceable. The Purchase Price will be adjusted to reflect the Environmental

Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Material Environmental Defects; provided, that notwithstanding anything to the contrary, (a) the Purchase Price will not be adjusted for any individual uncured Environmental Defect for which the Environmental Defect Amount does not exceed the Individual Environmental Threshold; and (b) the Purchase Price will not be adjusted for any uncured Material Environmental Defect unless the aggregate Environmental Defect Amount attributable to all Material Environmental Defects exceeds the Environmental Defect Deductible, after which point the Purchase Price will only be adjusted and all other remedies will be available only to the extent the aggregate Environmental Defect Amounts with respect to all uncured Material Environmental Defects are in excess of such Environmental Defect Deductible. To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Buyer and Seller of his award with respect to an Environmental Defect Amount, the parties will instruct the escrow agent to pay to Buyer the amount, if any, so awarded by the Independent Expert, plus interest earned on such amount in the escrow account (but not including) the Closing Date to (and including) the date on which such amount is paid to Buyer.

Section 4.4 Inspection Indemnity.

Buyer will defend, indemnify and hold harmless each of the third party operators and owners of the Assets and Seller Indemnified Persons from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, other than pre-existing liabilities of Seller merely discovered or disclosed by Buyer’s activities, REGARDLESS OF FAULT of any such third party operator or owner or Seller Indemnified Party, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of such Person.

Section 4.5 Exclusive Remedy.

Except for breaches of Seller’s representation in Section 5.27, subject to the limitations contained therein, Section 4.3 is the exclusive right and remedy of Buyer with respect to any Environmental Defect, and with respect to any such Environmental Defect, Buyer waives any claims of cost recovery or contribution from Seller or its Affiliates related to the Assets under any Environmental Law or other cause of action.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller or its Affiliates, those employees of Seller or any of its Affiliates who have responsibility for the Assets or who have the following (or equivalent) titles: General Manager – North Division and those employees identified on Schedule 5.1(a). Any representation or warranty qualified “to Buyer’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Buyer or its Affiliates and those employees identified on Schedule 5.1(b). “Actual knowledge” for purposes of this Agreement and as used in the preceding sentence means information actually personally known by such Persons.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect is not an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty is not an indication that such matter necessarily does, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.8, Section 11.9, and Section 11.12 and the other terms and conditions of this Agreement, Seller, joint and severally, represents and warrants to Buyer the matters set out in the remainder of this Article 5.

(d) The information provided in the Schedules is being provided solely for the purpose of making disclosures or limiting the representations and warranties by Seller to Buyer. Seller does not assume any responsibility to any Person that is not a party to this Agreement (other than the Buyer Indemnified Parties) for the accuracy of any information provided in the Schedules. Seller does not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information herein. The section numbers used in the Schedules refer to Sections in the Agreement and do not have the effect of amending or changing the express description set forth in the Agreement. The inclusion of any information in any section of the Schedules will not be deemed to be an admission or acknowledgement by Seller that such information is required to be listed in such section. Any information included in a Schedule under any section number will be deemed to be incorporated in the Schedules under any other section hereof to the extent such information is, reasonably apparent on its face, relevant to such other section.

Section 5.2 Existence and Qualification.

Each entity comprising Seller is either a limited partnership or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets are located.

Section 5.3 Power.

Seller has the power and authority to enter into and perform this Agreement, own the Assets, and consummate the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated in this Agreement, have been duly and validly authorized by all necessary limited partnership or limited liability company action (as applicable) on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflicts.

Subject to the Customary Post-Closing Consents and the Preference Rights and Transfer Requirements described on Schedule 7.7, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated in this Agreement do not and shall not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) result in a default or the creation of any encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (c) violate any material provision of, or require any material filing, consent or approval under, any Laws applicable to any Seller or any of the Assets.

Section 5.6 Liability for Brokers’ Fees.

Buyer does not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated in this Agreement.

Section 5.7 Litigation.

With respect to the Assets and Seller’s or any of its Affiliates’ ownership, operation, development, maintenance or use of any of the Assets, except as set forth on Schedule 5.7: (a) no proceeding, arbitration, action, suit, pending settlement or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates; (b) to Seller’s knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened; and (c) no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any Proceeding relating to the Assets (excluding any notices relating to any Environmental Liabilities or Environmental Law).

Section 5.8 Taxes and Assessments.

Except as set forth in Schedule 5.8, to Seller’s knowledge: (i) all Property Taxes and Severance Taxes and assessments pertaining to Seller’s interest in the Assets or the production of Hydrocarbons therefrom for all taxable periods prior to the date of this Agreement have been properly paid except as may be contested by Seller in good faith (and any such contests are set forth in Schedule 5.8); (ii) Seller has not received any written notice from any Governmental Body of any delinquency in the payment of Taxes on the Assets or the production of Hydrocarbons from the Assets; (iii) Seller has timely filed or caused to be timely filed all Tax Returns required by applicable law with respect to the Assets due on or prior to the date of this Agreement; and (iv) none of the Assets is an equity interest in any entity and no Asset is subject to a tax partnership agreement or provision requiring a partnership Tax Return be filed for U.S. federal or applicable state Income Tax purposes. Each of the Assets that is subject to Property Taxes has been properly listed and described on the Property Tax rolls of the appropriate Governmental Body for all periods and no portion of the Assets constitutes omitted property for Property Tax purposes.

Section 5.9 Compliance with Laws.

Except as set forth on Schedule 5.9, (i) the Assets operated by Seller are, and the ownership, operation, development, maintenance and use of any of the Assets operated by Seller are, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to such Assets, or the ownership, operation, development, maintenance or use of any of such Assets, except where the failure to so comply does not have a Material Adverse Effect, (ii) to Seller’s knowledge, the Assets operated by third parties are, and the ownership, operation, development, maintenance, and use of any of the Assets operated by third parties are, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to such Assets, or the ownership, operation, development, maintenance, or use of any of such Assets, except where the failure to so comply does not have a Material Adverse Effect, and (iii) no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates alleging a violation of any Law with respect to the ownership, operation, development, maintenance, or use of the Assets, which violation has not been cured or remedied and which could result in Losses exceeding $250,000. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Law or with respect to any payment obligations of Seller addressed in Section 5.11.

Section 5.10 Material Contracts.

(a) Schedule 1.2(d) sets forth all Contracts of the type described below which relate to or burden or encumber the Assets and are in full force and effect (collectively, the “Material Contracts”):

(i)	any Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller of more than $150,000 (net to the interest of Seller) during the current or any subsequent fiscal year of Seller (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)	any Hydrocarbon sale contracts or Hydrocarbons transportation, gathering, storage and processing or similar Contract that is not terminable without penalty on sixty (60) days or less notice;

(iii)	any Contract for the purchase, sale or exchange of any Hydrocarbons that is not terminable without penalty on sixty (60) days or less notice;

(iv)	Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets (other than Hydrocarbons), but excluding (A) any such Contracts that are terminated or fully performed, and (B) conventional rights of reassignment upon intent to abandon or release a Well or Lease and excluding any operating agreements or Easements;

(v)	joint operating agreements, unit operating agreements, unit agreements, or other similar agreements;

(vi)	non-competition agreements or any agreements that purport to restrict, limit, or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which, Seller (or Buyer, as successor in interest to Seller) conducts business, including area of mutual interest agreements;

(vii)	indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial agreements;

(viii)	Contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Seller without penalty on sixty (60) days or less notice;

(ix)	Contracts for the use of drilling rigs and other Contracts relating to the drilling, completion or hydraulic fracturing of wells including sand supply contracts reasonably expected, as of the date hereof, to result in expenditures in excess of $150,000 in any twelve (12) month period;

(x)	any Contract with an Affiliate of Seller that will not be terminated prior to or in connection with the Closing;

(xi)	Contracts with calls on Hydrocarbon production for less than a market price as set in the area of the production;

(xii)	Contracts containing area of mutual interest provisions; or

(xiii)	master seismic licenses or agreements.

(b) Except as set forth on Schedule 1.2(d), (i) to Seller’s knowledge, Seller has paid its share of all costs (including all Property Costs) payable by it under the Contracts, (ii) Seller is in material compliance, and to Seller’s knowledge, all counterparties are in material compliance, under all Contracts, and (iii) to Seller’s knowledge, no event has occurred or circumstances which with notice or lapse of time or both would give rise to a default on the part of Seller or such counterparties under any such Contract. Seller has provided Buyer a true and correct copy of each Contract listed on Schedule 1.2(d) and all amendments, modifications, and extensions thereof. Seller and Buyer agree that in the event Buyer obtains possession of a Material Contract prior to Closing that (i) is in full, force and effect and relates to the Assets, and (ii) was not listed on Schedule 1.2(d), then to the extent that such Material Contract has a negative financial impact on the Assets, there shall be a downward adjustment to the Purchase Price for the actual amount that such Contract negatively impacts the Assets; provided, Buyer shall not be entitled to a downward adjustment to the extent costs associated with such Material Contract were reflected in any lease operating statements provided to Buyer prior to the execution of this Agreement; and provided further, Buyer shall not be permitted to terminate this Agreement for a breach of the representation and warranty set forth in Section 5.10(a) or the second sentence of this Section 5.10(b) and/or refuse to Close the transaction contemplated herein because of a breach of the representation and warranty set forth in Section 5.10(a) or the second sentence of this Section 5.10(b) unless the provisions of Section 8.2(e) have been satisfied. For the avoidance of doubt, any remedy available to Buyer after the Closing Date as a result of a breach of the representations and warranties set forth in Section 5.10(a) or this Section 5.10(b) must be a Material Indemnification Matter and shall be subject to the Indemnity Deductible. Except as set forth on Schedule 5.10, no notice in writing from any counterparty to any Contract has been received by Seller or any of its Affiliates alleging a breach or default under any Contract that has not been cured or remedied and that could results in Losses exceeding $150,000.

Section 5.11 Payments for Hydrocarbon Production.

(a) All rentals, Royalties, excess royalties, Hydrocarbon production payments and other payments due and payable by Seller to Royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid (other than those interests held in suspense by Seller all of which are described on Schedule 5.11), and (b) Seller is not obligated under any contract or agreement for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission or any other contract or agreement with respect to any of the Assets to gather, deliver, process or transport any gas without then or thereafter receiving full payment therefor.

Section 5.12 Outstanding Capital Commitments.

As of the date of this Agreement, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $150,000 (net to Seller’s interest) other than those shown on Schedule 5.12.

Section 5.13 Imbalances.

To Seller’s knowledge, Schedule 5.13 sets forth in all of Seller’s Imbalances as of the respective dates set forth therein, arising with respect to the Assets and, except as identified in Schedule 5.13, (a) no Person is entitled to receive any material portion of Seller’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, and (b) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets.

Section 5.14 Condemnation.

There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.15 Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by or, to Seller’s knowledge, threatened against Seller.

Section 5.16 Preference Rights and Transfer Requirements.

Except as set forth on Schedule 7.7, there are no Preference Rights or Transfer Requirements applicable to the Assets or the transactions contemplated hereby.

Section 5.17 Foreign Person.

Seller is not a “foreign person” (or an entity disregarded as a separate “foreign person”) within the meaning of Section 1445 of the Code.

Section 5.18 No Defined Benefit Plans.

No Seller nor any ERISA Affiliate now maintains or contributes to, has to ever maintained or contributed to, or has any plans or commitments for, any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA that is subject to Title IV of ERISA. No Seller nor any ERISA Affiliate has ever contributed to, or to been obligated to contribute to, a multiemployer plan (as such term is defined in ERISA Section 3(37)).

Section 5.19 Governmental Authorizations.

To Seller’s knowledge, except as disclosed on Schedule 5.19, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets operated by Seller as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). To Seller’s knowledge, except as disclosed in Schedule 5.19 and except for matters resolved by Seller prior to the date of this Agreement, (i) Seller has operated the Seller-operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices (A) of material violation, modification, revocation, termination or suspension of any such Governmental Authorizations, or (B) regarding obligations related to future environmental impact studies, have been received by Seller, and no Proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or obligations related to future environmental impact studies, or which would require any material corrective or remediation action by Seller. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.19 relating to any Environmental Liabilities or Environmental Law.

Section 5.20 Seller Affiliate Obligations.

After Closing, the Assets shall not be bound by any obligation to Seller or an Affiliate of Seller except as expressly contemplated by this Agreement.

Section 5.21 Wells; Casualty Events.

(a) Except as set forth in Schedule 5.21, (i) Seller has not received any notices or demands from any Governmental Body, any lessor or any other third party to plug any wells located on the Assets, and (ii) during the period of Seller’s ownership of the Assets, and to Seller’s knowledge prior to Seller’s ownership, there are no wells located on the Assets that: Seller is obligated by law or contract to currently plug and abandon; or to the extent plugged and abandoned, have not been plugged in accordance with applicable Law and the material requirements of the applicable Lease; and

(b) to Seller’s knowledge, no casualty event affecting the Assets by more than $250,000 has occurred since the Effective Time.

Section 5.22 Liens.

Except for the Permitted Encumbrances, as of the Closing, Seller’s interest in the Assets will be free and clear of all liens, claims, security interests, mortgages, charges and encumbrances in each case arising by, through or under Seller.

Section 5.23 Receipt of Proceeds; Payment of Expenses.

Except as set forth in Schedule 5.23, Seller is receiving all revenues attributable to sales of Hydrocarbons from the Assets in the ordinary course of business without suspense. Except as set forth in Schedule 5.23, no material expenses are owed and delinquent in payment by Seller for which Buyer would be liable after the Effective Time.

Section 5.24 Audits.

Except as set forth on Schedule 5.24, to the extent relating to the Assets, including the production of Hydrocarbons therefrom, but excluding audits or examinations of Seller’s Income Taxes, (a) Seller is not under audit or examination by any Governmental Body and (b) Seller has not received any determination letters or notices from any Governmental Body indicating that an audit or investigation is pending or threatened.

Section 5.25 Vehicle Lease Buyout Amount.

Set forth on Schedule 5.25, is a schedule of the Vehicle Lease Buyout Amount, as of the Execution Date, for each vehicle included in the Assets.

Section 5.26 Material Pipelines.

Schedule 1.2(g) describes all material Pipelines which are a part of the Assets (specifically excluding any flow lines and pipelines installed pursuant to the authority of the lessee under a Lease).

Section 5.27 Environmental Laws.

Except as disclosed on Schedule 5.27, to Seller’s knowledge, the ownership and operation of the Assets by Seller and the operator of the Properties are in material compliance with all applicable Environmental Laws. Except as disclosed on Schedule 5.27, to Seller’s knowledge there is not a material Environmental Liability existing with respect to the Assets. Except as disclosed on Schedule 5.27, no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates, or to Seller’s knowledge, the operator of the Assets (with respect to non-operated Assets) threatening any Proceeding pertaining to Environmental Liabilities or Environmental Law relating to the Assets. To Seller’s knowledge, except as disclosed on Schedule 5.27, Seller has obtained and is maintaining all Governmental Authorizations required by Environmental Law that are presently necessary or required for the ownership and operation of the Assets operated by Seller as currently owned and operated.

Section 5.28 Insurance.

Seller maintains, and until the Closing Date shall maintain, with respect to the Assets, at least the insurance coverages described on Schedule 5.28.

Section 5.29 Security Arrangements.

Schedule 7.11 sets forth all Security Arrangements of Seller relating to the Assets which Buyer is required to replace pursuant to Section 7.11.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

Section 6.1 Existence and Qualification.

Buyer is duly organized, validly existing and in good standing under the laws of the state of its formation; and Buyer is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify does not have a material adverse effect on Buyer; and Buyer is or will be as of Closing duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.

Section 6.2 Power.

Buyer has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated in this Agreement, have been duly and validly authorized by all necessary limited liability action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflicts.

Except for Customary Post-Closing Consents, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated in this Agreement does not conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer nor does it violate any Laws applicable to Buyer or any of its property.

Section 6.5 Liability for Brokers’ Fees.

Seller does not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated in this Agreement.

Section 6.6 Litigation.

No Proceedings are pending, or to the actual knowledge of Buyer, threatened in writing before any Governmental Body against Buyer or any Affiliate of Buyer that are reasonably likely to materially impair Buyer’s ability to perform its obligations under this Agreement.

Section 6.7 Financing.

Buyer has (or will have at Closing) sufficient cash (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to otherwise satisfy its obligations under this Agreement.

Section 6.8 Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, in the Conveyances or confirmed in any certificate furnished or to be furnished to Buyer pursuant to this Agreement, Buyer represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (b) Buyer has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing and except as set forth in Section 5.27, Buyer represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws or Environmental Liabilities with respect to the Assets.

Section 6.9 SEC Disclosure.

Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities laws.

Section 6.10 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Buyer’s knowledge, threatened against Buyer.

Section 6.11 Qualification.

Buyer is now, and will continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by the applicable Law, as of the Closing, Buyer currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

Section 6.12 Consents.

Except for Customary Post-Closing Consents and compliance with any applicable requirements under the HSR Act, there are no consents or other restrictions on entering into this Agreement and consummating the transaction contemplated hereby that Buyer is obligated to obtain or furnish, including requirements for consents from third parties that are applicable in connection with Buyer’s consummation of the transactions contemplated by this Agreement.

Section 6.13 Independent Evaluation.

Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated in this Agreement, except with respect to Seller’s representations set forth in this Agreement, in the Conveyances, or confirmed in any certificate furnished or to be furnished to Buyer pursuant to this Agreement, Buyer (a) has relied and will rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement, the Conveyance, and the certificates delivered by Seller at Closing and not on any comments, statements, projections or other materials (including any physical or virtual data room materials) made or given by any representatives or consultants or advisors engaged by Seller and (b) has satisfied or will satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets. As of the date hereof, Buyer has no knowledge of any fact that results in a Title Defect, Environmental Defect or the breach of any representation, warranty or covenant of Seller given hereunder.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 HSR Act.

If applicable, within five (5) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Buyer and Seller will respond promptly to any inquiries from the DOJ or the FTC concerning such filings and substantially comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller will cooperate with each other and, subject to the terms of the Confidentiality Agreement, promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller will keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and consult with each other with respect to all responses thereto. Neither Buyer not Seller will participate or agree to participate in any substantive meeting or discussion with the FTC or the DOJ unless it consults with the other and, to the extent permitted by the FTC or the DOJ, gives the other the opportunity to attend and participate therein. Seller and Buyer will each use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated in this Agreement; provided, however, that neither Buyer nor Seller or any of their respective Affiliates will, directly or indirectly, be required to sell, license, dispose of, hold separate or operate in any specified manner any asset or limit its freedom of action with respect to any of its businesses, or to consent or commit to consent thereto. Buyer and Seller will each bear one-half of the filing fees associated with the HSR Act filings contemplated herein; provided, however, each party will pay its own legal fees associated with the HSR Act filings.

Section 7.2 Government Reviews.

Seller and Buyer will in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated in this Agreement and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party must cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3 Notification of Breaches.

Until the Closing,

(a) Buyer will notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect. Any such notice shall include (i) a specific description of the instances Buyer alleges have caused the representations or warranties of Seller to be untrue or have caused Seller’s failure to perform or observe any covenant or agreement and the alleged value of such instances and (ii) a specific description of the actions Buyer believes are necessary to cure the instances Buyer alleges to have caused such representations and warranties to be untrue or have caused Seller’s failure to perform or observe any covenant or agreement.

(b) Seller will notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect. Any such notice shall include (i) a specific description of the instances Seller alleges have caused the representations or warranties of Buyer to be untrue or have caused Buyer’s failure to perform or observe any covenant or agreement and the alleged value of such instances and (ii) a specific description of the actions Seller believes are necessary to cure the instances Seller alleges to have caused such representations and warranties to be untrue or have caused Buyer’s failure to perform or observe any covenant or agreement.

(c) If any of Buyer’s or Seller’s representations or warranties is untrue or becomes untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date are not so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing, then such breach will be considered not to have occurred for all purposes of this Agreement. No such notification affects the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(d) No breach of the covenants in this Section will result from a party’s failure to report a breach of any representation or warranty or a failure to perform or observe any covenant or agreement of which it had knowledge if the party subject to the breach or failure also had knowledge of the breach prior to Closing.

Section 7.4 Letters-in-Lieu; Assignments; Operatorship.

(a) Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, in the form attached hereto as Exhibit F, to reflect the transaction contemplated in this Agreement.

(b) Seller will prepare and execute, and Buyer will execute, on the Closing Date, all assignments necessary to convey to Buyer all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Buyer and Seller.

(c) Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Operated Assets. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and determined in accordance with the terms of such agreements. Seller will assist Buyer in Buyer’s efforts to succeed Seller as operator of any Wells and Units included in the Assets. Buyer will file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship promptly following Closing. For all Operated Assets, Seller will execute and deliver to Buyer, and Buyer will promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Buyer.

Section 7.5 Public Announcements.

Neither Seller nor Buyer may make, or permit any agent or Affiliate of such party to make, any press release or other public announcement regarding the existence of this Agreement, the contents of this Agreement or the transactions contemplated in this Agreement without the prior written consent of the other party; provided, however, the foregoing does not restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates. The content of any press release or public announcement first announcing the consummation of this transaction is subject to the prior review of Seller and Buyer; provided, however, the foregoing does not restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6 Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller will (a) operate the Assets and the business thereof in the ordinary course in accordance with past practices, including paying, as they become due, all Property Costs (with respect to Taxes in a manner consistent with Section 7.8) related to the Assets; (b) not, without the prior written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed, (i) commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures in excess of $150,000 (net to Seller’s interest), (ii) make any capital expenditures in respect of the Assets in excess of $150,000 (net to Seller’s interest), (iii) plug or abandon any Well, (iv) terminate, materially amend, execute or extend any Material Contract, (v) enter into any agreement that, if in existence as of the date hereof, would be a Material Contract, (vi) enter into any transaction, the effect of which would be to reduce Seller’s Net Revenue Interest below that shown in Exhibit D or increase Seller’s Working Interest above that shown in Exhibit D without a corresponding increase in the Net Revenue Interest for the affected Well, Lease, Unit or other Asset; (vii) waive, compromise or settle any material Claim or Proceeding that could reasonably be expected to adversely affect ownership, operation or value of any Asset, or (viii) relinquish voluntarily its position as operator with respect to any Property; (c) use commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force; (d) use commercially reasonable efforts to maintain in full force and effect all Leases; (e) maintain all material Permits and Governmental Authorizations affecting the Assets; (f) not transfer, farmout, sell, encumber or otherwise dispose of any Assets, except (i) for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices or (ii) replacement of Equipment in the ordinary course of business; (g) reasonably cooperate with Buyer, including through the provision of such data and other information as reasonably requested by Buyer, to allow Buyer to assume physical operation of the Properties at Closing; (h) notify Buyer of any election that Seller is required to make under any Contract, specifying the nature and time period associated with such election, and make its election in accordance with Buyer’s written instructions; provided, that, if Buyer does not respond to Seller within sufficient time to enable Seller to timely make such election, then Seller shall make such election as would a reasonably prudent lessee or operator; (i) notify Buyer, in a timely manner, of any Lease expirations or continuous drilling or operations obligations of which Seller is aware that would result in any termination or expiration of any interest in the Properties prior to the Closing Date and, if requested by Buyer, provide reasonable assistance with respect to efforts to extend any such Leases or undertake operations requested by Buyer, at Buyer’s sole expense, intended to satisfy any continuous drilling or operations requirement; and (j) not commit to do any of the foregoing which are prohibited pursuant to this Section. Buyer’s approval of any action restricted by this Section 7.6 will be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s written notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary in writing during that period. If an emergency occurs, Seller may take such action as a prudent operator would take and will notify Buyer of such action promptly thereafter.

Buyer acknowledges that Seller may own an undivided interest in certain of the Assets. The acts or omissions of the other working interest owners who are not Affiliates of Seller do not constitute a violation of the provisions of this Section 7.6 nor does any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7 Preference Rights and Transfer Requirements.

(a) The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Promptly after the Execution Date, Seller will initiate all procedures that are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements with respect to the transactions contemplated by this Agreement. Seller will use its commercially reasonable efforts to obtain all applicable consents or otherwise comply with the Transfer Requirements and to obtain waivers of applicable Preference Rights; provided, however, Seller is not obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference

Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith. If the holder of a Preference Right does not elect to purchase the applicable Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, then such Preference Property will be excluded from the Assets to be conveyed to Buyer at the Closing and the Purchase Price will be reduced by the Allocated Value of such Preference Property. If, after the Closing, the holder of such Preference Right does not elect to purchase the Asset excluded from the Closing pursuant to this Section 7.7(a) and the time in which the Preference Right may be exercised has expired, then such Asset will be conveyed to Buyer at a delayed Closing at a price equal to the Allocated Value of such Asset.

(b) If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be excluded from the Assets and the Purchase Price will be reduced by the Allocated Value of the Preference Property; provided, however, if the holder of such Preference Right fails to complete the purchase of said Preference Property within one hundred eighty (180) days after the Closing Date, then Seller may elect (i) to treat said Preference Property as a Retained Asset subject to paragraph (c) below and deliver said Preference Property at a delayed Closing or (ii) treat said Preference Property as an Excluded Asset.

(c) If:

(i)	a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated in this Agreement in connection with a claim to enforce a Preference Right; or

(ii)	an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, or may result in material damages, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise agreed by Seller and Buyer, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) will be held back from the Assets to be transferred and conveyed to Buyer at Closing and the Purchase Price to be paid at Closing will be reduced by the Allocated Value of such Retained Asset. Any Retained Asset so held back at the initial Closing will be conveyed to Buyer at a delayed Closing (which will be the new Closing Date with respect to such Retained Asset) within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Buyer pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Transfer Requirements with respect to such Retained Asset as contemplated by this Section (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Buyer will pay Seller the Allocated Value of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and will become an Excluded Asset, unless the parties mutually agree to proceed with a closing on such Retained Asset, in which case Buyer is deemed to have waived any objection (and is obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Transfer Requirements with respect to such Retained Asset(s). Notwithstanding anything to the contrary herein, with respect to Contracts that have an unsatisfied Transfer Requirement at Closing, until such Transfer Requirement is obtained, Seller shall continue to hold for the benefit of Buyer such Contracts and shall provide Buyer with the economic benefit of such Contracts as if the Contracts had been assigned to Buyer at Closing; provided that, Buyer assumes all of the obligations under such Contracts at Closing.

(d) Buyer acknowledges that Seller desires to sell all of the Assets to Buyer and that Seller would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as provided in this Agreement. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preference Right to Buyer unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Buyer is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Buyer or conveyance pursuant to an applicable Preference Right; provided, that, nothing in this Agreement extends or applies any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(c)).

Section 7.8 Tax Matters.

(a) Subject to the provisions of Section 12.3 and except as provided in Section 7.8(c), all Taxes attributable to the Assets and the production of Hydrocarbons from the Assets on or before the Effective Time shall remain Seller’s responsibility, and all deductions, credits, and refunds pertaining to such Taxes, no matter when received, shall belong to Seller. Except as provided in Section 7.8(c), all Taxes attributable to the Assets and the production of Hydrocarbons from the Assets after the Effective Time (excluding Seller’s Income Taxes through Closing and excluding income or capital gains taxes from the sale of the Assets) are the responsibility of Buyer, and all deductions, credits, and refunds pertaining to such Taxes no matter when received, shall belong to Buyer. Notwithstanding the foregoing, Seller will handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid related to activity attributable to the Assets through the end of the month in which Closing occurs (and file all Tax Returns with respect to such Taxes). Seller will deliver to Buyer within thirty (30) days of filing copies of all Tax Returns to be filed by Seller relating to the Assets and any supporting documentation to be provided by Seller to Governmental Bodies for Buyer’s approval, not to be unreasonably withheld, excluding Tax Returns related to Income Taxes. Buyer is obligated to file all Tax Returns covering Taxes treated as Property Costs that are related to activity attributable to the Assets after the end of the month in which Closing occurs except for those Taxes addressed in Section 7.8(c) which shall be remitted by Seller.

(b) Seller will withhold and remit Severance Taxes attributable to sales of Hydrocarbons produced from the Assets through the end of the month in which Closing occurs and will pay Severance Taxes attributable to such sales. Seller will file all required reports regarding Severance Taxes for such periods. Buyer hereby assumes the obligation to pay Severance Taxes attributable to the Hydrocarbons produced from the Assets after the end of the month in which Closing occurs and shall file all required reports regarding Severance Taxes for such periods. Following the Closing, Buyer shall pay to Seller all Severance Taxes attributable to sales of Hydrocarbons produced from the Assets after the Effective Time to the extent that Seller has paid such Taxes and is not otherwise reimbursed therefor. Buyer shall also timely provide Seller, to the extent not already in Seller’s possession, all such product and sales data required to file the monthly production and tax reports for each month after the Effective Time for which Seller files such reports and makes related payments.

(c) For purposes of this Section 7.8(c),

(i) Property Taxes include the Wyoming gross products taxes (the “Gross Production Taxes”) addressed under this Section 7.8(c)(i) and all other Property Taxes addressed under Section 7.8(c)(ii). Buyer shall be responsible to pay the Gross Production Taxes assessed against the Assets that are due on or after 2014, provided, Buyer shall be credited with an amount equal to Seller’s 25% share of such Estimated Taxes (as defined below) as a downward adjustment to the Purchase Price. The term “Estimated Taxes” shall be determined using the actual Tax rate in determining the Gross Production Tax for 2014 if known, or if the Tax rate has not been set by the Closing Date, the Tax rate applicable for 2013, and using the actual production for the relevant period through the Closing Date annualized to determine the Gross Production Tax for the 2014. If the actual amount of such Gross Production Taxes for 2014 is greater than the Estimated Taxes, then Seller shall pay to Buyer 25% of such excess within thirty (30) days after Seller’s receipt from Buyer of evidence of the actual Gross Production Taxes. If the actual amount of such Gross Production Taxes is less than the Estimated Taxes, then Buyer shall pay to Seller 25% of such deficit within thirty (30) days after Buyer’s payment of the actual amount. For the avoidance of doubt, Seller’s 25% share of the amount of the Gross Production Taxes for purposes of this Agreement is that portion of the Gross Production Taxes attributable to Seller’s share of production from the Assets and does not include any portion of the Gross Production Taxes attributable to other working interest owners or royalty interest owners shares of production from the Assets. Notwithstanding anything herein to the contrary, Buyer’s sole remedy for reimbursement of amounts of any Gross Production Taxes owed to Governmental Bodies attributable to production from the Assets for the account of other working interest or royalty owners, is against such working interest and royalty owners, and Seller shall have no liability to Buyer for any such Gross Production Taxes.

(ii) All Property Taxes (other than those addressed in Section 7.8(c)(i) shall be prorated as provided in Section 1.4(b). All returns for Property Taxes under this Section 7.8(c)(ii) for 2014 shall be filed and all such Property Taxes due for 2014 shall be paid by Buyer.

Property Taxes for 2014 shall be subject to proration as provided in Section 1.4(b) for purposes of adjustments to the Purchase Price under Section 2.2. In calculating the Property Taxes under this Section 7.8(c)(ii) for purposes of the proration under Section 1.4(b), the actual Property Taxes for 2014 shall be used if known by the Closing Date. If the actual Property Taxes under this Section 7.8(c)(ii)for 2014 are not known at the Closing Date, then for purposes of calculating the proration under Section 1.4(b), the Tax rate and value of the Assets shall be based upon the Tax rate and value assigned to the Assets in 2013. If the estimated Property Taxes pursuant to the preceding sentence are different than the actual Property Taxes for 2014, Buyer and Seller shall cooperate in good faith and readjust the amount for which each is liable under this Section 7.8(c)(ii) either in connection with the Final Closing Statement if the actual Property Taxes are known in time to be included in such statement, or if not, as a payment from Seller to Buyer or Buyer to Seller, as the case may be, in order to true-up the estimated Property Taxes with the actual Property Taxes owed for 2014.

(d) Any Taxes apportioned under Section 7.8(b) (to the extent applicable and to the extent the actual amounts differ from the estimates included in the Preliminary Closing Statement and are known at the time of the Final Closing Statement) will be accounted for in the Final Closing Statement. If the actual amounts of such Taxes apportioned under Section 7.8(b) are not known at the time of the Final Closing Statement, the amounts will be re-estimated based on the best information available at the time of the Final Closing Statement.

(e) After the Closing Date, each of Buyer and Seller will:

(i)	reasonably assist the other in preparing any Tax Returns with respect to any Tax incurred or imposed, or required to be filed, in connection with the transactions contemplated in this Agreement, and in qualifying for any exemption or reduction in Tax that may be available;

(ii)	reasonably cooperate in preparing for any audits or examinations by, or disputes with, taxing authorities regarding any Tax incurred or imposed in connection with the transactions contemplated in this Agreement;

(iii)	make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the transactions contemplated in this Agreement; provided, however, no party will be required to provide to the other party any information, records or documents subject to attorney-client privilege or any information, records or documents related to Income Taxes; and

(iv)	provide timely notice to the other in writing of any pending or threatened Tax audit, examination or assessment that could reasonably be expected to affect the other’s Tax liability under applicable law or this Agreement, and to promptly furnish the other with copies of all correspondence with respect to any such Tax audit, examination or assessment.

(f) In addition to the payments and reporting of Taxes as provided in clauses (a) through (e) above, Seller will pay all Royalties on Hydrocarbons produced from the Assets through the end of the month in which Closing occurs, and file all required reports with respect to such Royalties and production. Buyer shall pay to Seller all such Royalties attributable to Hydrocarbons produced from the Assets after the Effective Time to the extent that Seller has paid such Royalties and is not otherwise reimbursed therefor. Buyer shall also timely provide Seller, to the extent not already in Seller’s possession, all such product and sales data required to file the monthly production and Royalty reports for each month after the Effective Time for which Seller files such reports and makes related payments.

Section 7.9 Further Assurances.

After Closing, Seller and Buyer will each take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.10 Record Retention.

Buyer, for a period of seven (7) years following Closing, will (a) retain the Records, and (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and upon reasonable notice, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claims made under Section 11.3 and Section 11.4 of this Agreement for review and copying at Seller’s expense; provided, however, that Buyer is not be required to grant access to Seller, its Affiliates or any of its or their officers, employees or representatives, consultants or advisors, to any Records that are subject to an attorney/client or attorney work product privilege or that cause Buyer to violate any obligation to any third party or breach any restriction legally binding on Buyer. Any such access will be at the sole cost and expense of Seller. Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Buyer will not and will cause its Affiliates not to, destroy or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof.

Section 7.11 Bonds, Letters of Credit and Guarantees.

Buyer acknowledges that none of the bonds, letters of credit and guarantees posted by Seller or its Affiliates with Governmental Bodies or third parties and relating to the Assets that are described on Schedule 7.11 (the “Security Arrangements”) are transferable to Buyer. Except to the extent that Buyer will, as of Closing, be covered by the Security Arrangements of the operators of the applicable Assets, then on or before the Closing Date, Buyer will obtain, or cause to be obtained in the name of Buyer, replacements for such Security Arrangements, to the extent such replacements are necessary to permit the cancellation as of Closing of the Security Arrangements posted by Seller and/or its Affiliates.

Section 7.12 Cure of Misrepresentations.

If any of the representations and warranties contained in Article 5 or Article 6 of this Agreement are determined (whether by notice from a party or otherwise) to have been untrue or incorrect as of the date of this Agreement, then any cure by the other party of same will be at the expense of the party whose representation or warranty is untrue or incorrect.

Section 7.13 Plugging, Abandonment, Decommissioning and Other Costs.

In addition to its other obligations under this Agreement, Buyer is obligated to comply with all Laws, Leases, Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (a) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (b) the dismantling or decommissioning and removal of any Equipment and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Contracts and (c) the clean-up, restoration and/or remediation of the property covered by the Leases or related to the Assets.

Section 7.14 Employee Matters.

(a) Effective as of the Closing Date, Buyer may, in its sole discretion, make an offer of employment to one or more of the Business Employees.

(b) For purposes of this Agreement, a “Transferred Employee” is a Business Employee who accepts an offer of employment made pursuant to Section 7.14(a).

(c) Buyer will take such actions as are necessary to provide each Transferred Employee with credit for years of employment with Seller and its ERISA Affiliates set forth on Schedule 7.14 (including Merit Energy Company, LLC) for all purposes (other than for purposes of determining such Transferred Employee’s benefits accrual under any defined benefit pension plan), including eligibility, vesting and entitlement to benefits under all employee benefit plans (as defined in section 3(3) of ERISA) and all vacation, sick leave, service award, severance, medical and dental (including retiree medical and dental) plans, policies, agreements and arrangements maintained by the Buyer or any of its Affiliates in which such Transferred Employee participates on or after the Closing Date (the “Buyer Plans”) in the same manner as if such service had been service for Buyer completed after the Closing.

(d) Buyer will take such actions as are necessary to offer Transferred Employees medical and dental coverage for Transferred Employees and their spouses and dependents under Buyer’s group health plan. Buyer will use commercially reasonable efforts to cause each such group health plan, and applicable insurance carriers, third party administrators and any other third parties, to (i) waive any waiting period(s) under the group health plan otherwise applicable to such Transferred Employees, (ii) waive all limitations as to pre-existing medical conditions under the group health plan applicable to Transferred Employees to the extent that such medical conditions would be covered under the group health plan if they were not pre-existing conditions, and (iii) provide Transferred Employees with credit, for the year in which the Closing Date occurs, for any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under the group health plan. Buyer will take such actions as are necessary to provide continuation healthcare coverage to Transferred Employees and their qualified beneficiaries who incur qualifying events on or after the Closing Date in accordance with, and to the extent required by, the continuation health care coverage requirements of COBRA.

(e) Buyer will take such actions as are necessary to cause Transferred Employees to participate in any incentive bonus programs in which similarly situated employees of Buyer or its Affiliates participate. Buyer will give each Transferred Employee credit for years of employment to Seller and its ERISA Affiliates set forth on Schedule 7.14 (including Merit Energy Company, LLC) for purposes of eligibility to participate in any incentive bonus programs of Buyer or its Affiliates. For purposes of determining any annual bonus or incentives, each Transferred Employee is deemed to have started employment with Buyer at the Effective Time.

(f) Seller is responsible for sending any notices required under WARN for periods occurring on or before the Closing Date. With respect to events following the Closing Date, Buyer is responsible for sending timely and appropriate notices to all Transferred Employees required under WARN and all other applicable Laws relating to plant or facility closings or otherwise regulating the termination of employees. To the extent that any liability is incurred under any such Laws based on Buyer’s actions after the Closing Date, Buyer is solely and exclusively responsible for all obligations and liabilities incurred under WARN and other such Laws relating to this transaction.

(g) Seller will make available to Buyer records providing information regarding Transferred Employees’ names and dates of hire by Seller or its ERISA Affiliates. Seller is not obligated to provide Buyer records pertaining to performance ratings and evaluations, disciplinary records, medical records, current compensation or compensation history.

(h) Following the Closing, Buyer will cause to be accepted by the trustee of a Buyer retirement plan in which a Transferred Employee is eligible to participate a rollover of any eligible rollover distribution (within the meaning of section 402(c) of the Code) of such Transferred Employee’s benefit under a Seller retirement plan provided that Buyer obtains such information as is satisfactory to Buyer to assure itself that such Seller retirement plan satisfies the qualification requirements of section 401(a) of the Code.

(i) For a period of twelve (12) months following Closing, Buyer will not, in any manner, directly or indirectly, solicit (other than pursuant to a general solicitation) any person who is an employee of Seller (other than any Business Employee) to apply for or accept employment with Buyer or any other business entity, or discuss with any person who is an employee of Seller (other than any Business Employee) alternative employment with Buyer or any other business entity.

Section 7.15 Release of Liens.

Concurrent with the Closing, Seller shall procure and deliver to Buyer a release or releases in recordable form, executed by the applicable Person, of all liens and security interests (if any) encumbering any of the Assets and securing any debt facilities maintained by Seller or any Affiliate of Seller.

Section 7.16 Representatives.

Each entity constituting Seller hereby appoints Merit Management Partners I, L.P. to serve as its representative and agent (“Seller Representative”) for all purposes in connection this Agreement, including, without limitation, (a) the waiver and amendment of the rights and duties of Seller under this Agreement; (b) the giving and receiving of notices and requests; (c) the making of adjustments to the Purchase Price, including reductions in the Purchase Price and the resolution of any dispute regarding such adjustments; (d) entering into any escrow agreement provided for in this Agreement and giving instructions to the escrow agent thereunder; (e) the allocating, and distributing of the Deposit, the Purchase Price, adjustments to the Purchase Price and any other payments due Seller, among the entities constituting Seller; (f) the handling (including the election of any applicable Seller remedies), negotiation, and resolution of any Title Defects, Environmental Defect, or accounting matters, including any proceedings before the Title Arbitrator, the Independent Expert or the Agreed Accounting Firm; and (g) doing and receiving all things provided for concerning “Seller” in this Agreement and making all elections of Seller under this Agreement. Merit Management Partners I, L.P. agrees to act as the Seller Representative on behalf of all the entities comprising Seller. Buyer shall be entitled and obligated to act in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by Seller Representative on behalf of the entities comprising Seller as fully and effectively as though each had done, performed, made or executed the same.

Section 7.17 SEC Matters.

Seller acknowledges that Buyer and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets (“Financial Statements”) in documents filed with the SEC by Buyer and its Affiliates pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and that such Financial Statements may be required to be audited. In that regard, for a period of one (1) year after the Execution Date, Seller shall reasonably cooperate with Buyer, and provide Buyer reasonable access during normal business hours to such records (to the extent such information is available) and personnel of Seller as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to create and audit any Financial Statements that Buyer deems necessary. Notwithstanding anything to the contrary herein, (i) Seller shall provide Buyer and its independent accountants with reasonable access during normal business hours to any and all existing information, books, records, and documents in Seller’s possession that relate to the Assets (subject to any privilege or confidentiality obligations) and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement relevant to the periods being audited; (ii) Seller shall use commercially reasonable efforts during normal business hours to provide Buyer and its representatives and accountants with such necessary information to secure the Financial Statements; and (iii) Buyer shall use commercially reasonable efforts to secure the Financial Statements; provided, however, Seller shall not under any circumstances be liable to Buyer or any third Person for any act or omission directly or indirectly causing the failure or inability to timely secure the Financial Statements.

Section 7.18 Transition Services.

For a period of three (3) months after the Closing Date, during normal business hours, Buyer shall have reasonable access to the following employees of Seller identified on Schedule 7.18. Reasonable access for purposes of the preceding sentence shall mean that such employees will be available to answer e-mails from Buyer and participate in teleconferences with Buyer; provided, that, such access does not unreasonably interfere with such employees’ obligations to Seller.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:

(a) Each of the representations and warranties of Buyer contained in this Agreement is true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which are true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty are true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which are true and correct in all respects) as of such specified date;

(b) Buyer has performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement is pending before any Governmental Body and no order, writ, injunction or decree has been entered and is in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement has been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated in this Agreement; provided, however, the Closing will proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated in this Agreement brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate Allocated Values of less than twenty percent (20%) of the total unadjusted Purchase Price, and the Assets subject to such Proceedings will be treated in accordance with Section 7.7;

(d) Buyer has delivered (or is ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Buyer under Section 9.3 and has performed (or is ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3 (including delivery of the Closing Payment);

(e) The sum of (i) all unwaived Title Defect Amounts agreed upon by the parties by Closing, plus all amounts escrowed under Section 3.2(d)(iii), plus the Allocated Values of all Assets excluded from the Assets to be conveyed to Buyer at Closing under Section 3.2(d)(ii) (unless Buyer waives the associated Title Defects in which case such Assets shall be included in the Assets to be conveyed to Buyer at Closing), less the sum of all Title Benefit Amounts for Material Title Benefits determined under Section 3.2(h) prior to the Closing, plus all amounts to be escrowed under Section 4.3 attributable to unwaived Material Environmental Defects, plus (ii) all unwaived Environmental Defect Amounts agreed upon by Closing, plus the Allocated Values of all Assets excluded from the Assets to be conveyed to Buyer at Closing under ARTICLE 4 (unless the exclusion thereof is waived by Buyer); plus (iii) the Allocated Value of all Assets subject to a Transfer Requirement that has not been obtained; plus (iv) the value of any downward adjustment to the Purchase Price to which Buyer is entitled pursuant to the terms of Section 5.10(b), is less than twenty percent (20%) of the unadjusted Purchase Price; provided, however, if any amounts considered in the above formula are disputed by Buyer or Seller pursuant to the terms of this Agreement and the final determination of such disputed amounts could determine whether such twenty percent (20%) threshold is met, then the Closing will be postponed and the Termination Date will be tolled until such disputed amounts are resolved by an expert pursuant to the terms of this Agreement;

(f) The sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, is less than twenty percent (20%) of the unadjusted Purchase Price;

(g) If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated in this Agreement has expired, notice of early termination has been received or a consent order issued by or from applicable Governmental Bodies; and

(h) Buyer has obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ Security Arrangements, if any, to the extent required by Section 7.11.

Section 8.2 Conditions of Buyer to Closing.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction or waiver by Buyer on or prior to Closing of each of the following conditions:

(a) Each of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which are true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty is true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which are true and correct in all respects) as of such specified date;

(b) Seller has performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date (excluding the obligations set forth in Section 7.17);

(c) No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement is pending before any Governmental Body and no order, writ, injunction or decree has been entered and is in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement has been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated in this Agreement; provided, however, the Closing will proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated in this Agreement brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate Allocated Values of less than twenty percent (20%) of the total unadjusted Purchase Price, and the Assets subject to such Proceedings will be treated in accordance with Section 7.7;

(d) Seller has delivered (or is ready, willing and able to immediately deliver) to Buyer duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Seller under Section 9.2 and has performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.2;

(e) The sum of (i) all unwaived Title Defect Amounts agreed upon by the parties by Closing, plus all amounts escrowed under Section 3.2(d)(iii), plus the Allocated Values of all Assets excluded from the Assets to be conveyed to Buyer at Closing under Section 3.2(d)(ii) (unless Buyer waives the associated Title Defects in which case such Assets shall be included in the Assets to be conveyed to Buyer at Closing), less the sum of all Title Benefit Amounts for Material Title Benefits determined under Section 3.2(h) prior to the Closing, plus all amounts to be escrowed under Section 4.3 attributable to unwaived Material Environmental Defects, plus (ii) all unwaived Environmental Defect Amounts agreed upon by Closing, plus the Allocated Values of all Assets excluded from the Assets to be conveyed to Buyer at Closing under ARTICLE 4 (unless the exclusion thereof is waived by Buyer); plus (iii) the Allocated Value of all Assets subject to a Transfer Requirement that has not been obtained; plus (iv) the value of any downward adjustment to the Purchase Price to which Buyer is entitled pursuant to the terms of Section 5.10(b), is less than twenty percent (20%) of the unadjusted Purchase Price; provided, however, if any amounts considered in the above formula are disputed by Buyer or Seller pursuant to the terms of this Agreement and the final determination of such disputed amounts could determine whether such twenty percent (20%) threshold is met, then the Closing will be postponed and the Termination Date will be tolled until such disputed amounts are resolved by an expert pursuant to the terms of this Agreement;

(f) The sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, is less than twenty percent (20%) of the unadjusted Purchase Price; and

(g) If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated in this Agreement has expired, notice of early termination has been received or a consent order issued by or from applicable Governmental Bodies.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing.

Unless this Agreement has been terminated and the transactions contemplated in this Agreement have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”), the Closing will take place at 10:00 a.m., local time, on the earlier of (i) twenty (20) Business Days following Buyer’s receipt of the Financial Statements and (ii) July 31, 2014, at Seller’s offices in Dallas, Texas, unless another date, time or place is mutually agreed to in writing by Buyer and Seller. If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to the foregoing sentence of this Section 9.1, then subject to Article 10 the Closing will occur on the date thereafter that is the third Business Day after the satisfaction or waiver of all such conditions. For avoidance of doubt, and notwithstanding anything herein to the contrary, unless another date, time or place is mutually agreed to in writing by Buyer and Seller, the Closing shall take place no earlier than July 1, 2014 and no later than July 31, 2014.

Section 9.2 Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller is obligated to deliver or cause to be delivered to Buyer, or perform or cause to be performed, the following:

(a) the Conveyances in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed and acknowledged by Seller;

(b) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller, in the form set forth in Exhibit F;

(c) a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d) the Preliminary Closing Statement executed by Seller;

(e) an executed statement described in Treasury Regulation 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(f) assignments in form required by any Governmental Body for the assignment of any Assets controlled by such Governmental Body, duly executed by Seller, in sufficient duplicate originals to allow recording and/or filing in all appropriate offices;

(g) any other forms required by any Governmental Bodies required in connection with the assignment of the Assets to Buyer or required for the assumption of operations by Buyer;

(h) all releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings and other liens granted by Seller or its Affiliates burdening the Assets (or any thereof), duly executed, which shall, in each case, be in form and substance reasonably satisfactory to Buyer and forms of which shall have been delivered to Buyer on or before the Closing Date;

(i) titles to any vehicles included in the Assets; and

(j) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.3 Obligations of Buyer at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer is obligated to deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a) a wire transfer of the Closing Payment, in same-day funds and Seller shall be entitled to retain the Deposit;

(b) the Conveyances, duly executed by Buyer;

(c) letters-in-lieu of transfer orders covering the Assets, duly executed by Buyer, in the form set forth in Exhibit F;

(d) a certificate by an authorized officer of Buyer, dated as of Closing, certifying on behalf of Buyer that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e) the Preliminary Closing Statement executed by Buyer;

(f) assignments in form required by any Governmental Body for the assignment of any Assets controlled by such Governmental Body, duly executed by Seller, in sufficient duplicate originals to allow recording and/or filing in all appropriate offices;

(g) any other forms required by any Governmental Bodies required in connection with the assignment of the Assets to Buyer or required for the assumption of operations by Buyer; and

(h) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.4 Closing Adjustments and Closing Payment.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and Section 2.3 (the “Preliminary Closing Statement”). The estimate delivered in accordance with this Section 9.4(a), less the Deposit, constitutes the dollar amount to be paid by Buyer to Seller at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Buyer may review and discuss the Preliminary Closing Statement with Seller; provided, however, Seller is not required to make any change to which Seller does not agree.

(b) As soon as reasonably practicable after the Closing but not later than one hundred eighty (180) days following the Closing Date, Seller will prepare and deliver to Buyer a statement, along with reasonable documentation available to support any credit, charge, receipt or other item (the “Final Closing Statement”), setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Purchase Price”). Buyer and its representatives may review such statement and the supporting schedules, analyses, work papers and other underlying records or documentation reasonably necessary and appropriate in Buyer’s review of such statement. Each party will cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable, but not later than the 30th day following receipt of Seller’s statement hereunder, Buyer will deliver to Seller a written report containing any changes that Buyer proposes be made to such statement. Seller and Buyer will undertake to agree on the final statement of the Final Purchase Price no later than two hundred ten (210) days after the Closing Date (the “Final Settlement Date”). Unless the parties are unable to reach agreement on the Final Closing Statement on or before the Final Settlement Date, then within three (3) Business Days after the Final Settlement Date, (i) Buyer will pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (ii) Seller will pay to Buyer the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable (in either case, the “Final Adjustment”). The parties acknowledge that it is not the intent of this Agreement that either party be deprived of material amounts of revenue or be burdened by material amounts of expense until the final adjustment pursuant to Section 9.4(b). If a party is owed material revenues or material expense reimbursement, which revenues and expense reimbursement owed shall be netted against revenues and expenses due the other party, the other party shall make payment of any undisputed amounts monthly. For purposes of the immediately preceding sentence, material shall mean an amount in excess of $10,000,000.

(c) If Seller and Buyer cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to PricewaterhouseCoopers LLP, or such other nationally-recognized independent accounting firm as may be mutually accepted by Buyer and Seller, for review and final determination (the “Agreed Accounting Firm”). If issues are submitted to the Agreed Accounting Firm for resolution, Seller and Buyer will each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm. The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller’s calculation of the Final Purchase Price and the records relating thereto only with respect to items identified by Buyer in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments. Each party will furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such party or its Affiliates (and such parties’ independent public accountants). The parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including making available books, records and, as available, personnel as reasonably required. The Agreed Accounting Firm will conduct the arbitration proceedings in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The Agreed Accounting Firm’s determination will be made within thirty (30) days after submission of the matters in dispute and will be limited to awarding, on a disputed item by disputed item basis, only the amount proposed by Seller in its draft Final Closing Statement or the amount proposed by Buyer in its written report as provided above. The determination made by the Agreed Accounting Firm will be final and binding on both parties, without right of appeal and such decision will constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof. In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm may not increase the Final Purchase Price more than the increase proposed by Seller nor decrease the Final Purchase Price more than the decrease proposed by Buyer, as applicable, and may not award damages or penalties to either party with respect to any matter. Seller and Buyer will each bear its own legal fees and other costs of presenting its case. Each party will bear one-half of the costs and expenses of the Agreed Accounting Firm and any third parties engaged by the Agreed Accounting Firm. Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Buyer will pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment plus the Deposit or (y) Seller will pay to Buyer the amount by which the Closing Payment plus the Deposit exceeds the Final Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(c) will bear interest at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date both Buyer and Seller have executed the Final Closing Statement. The Agreed Accounting Firm, once appointed, shall have no ex parte communications with any of the parties concerning the determination required hereunder. All communications between any party and the Agreed Accounting Firm shall be conducted in writing, with copies sent simultaneously to the other party in the same manner, or a to a meeting to which the representatives of the parties have been invited and of which the parties have been provide at least five (5) days’ notice. The parties intend that the procedures set forth in this Section 9.4(c) shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 9.4(c) shall be specifically enforceable.

(d) All payments made or to be made hereunder to Seller will be by electronic transfer of immediately available funds to the account of Seller as may be specified by Seller in writing. All payments made or to be made hereunder to Buyer will be by electronic transfer of immediately available funds to a bank and account specified by Buyer in writing to Seller. Upon execution of the Final Closing Statement by the parties and the payment of the Final Adjustment by one party to the other, neither party will have any further obligation to for any additional adjustments to the Purchase Price under Section 2.2.

ARTICLE 10

TERMINATION

Section 10.1 Termination.

This Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time prior to the Closing:

(a)	by mutual written consent of Seller and Buyer;

(b)	by either Seller or Buyer, if:

(i)	the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) is not available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date (excluding the obligations set forth in Section 7.17) or (B) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)	any Law makes consummation of the transactions contemplated in this Agreement illegal or otherwise prohibited or a Governmental Body issues an order, decree or ruling or takes any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated in this Agreement, and such order, decree, ruling, or other action has become final and non-appealable;

(c) by Seller, if (i) any of the representations and warranties of Buyer contained in this Agreement are not true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification will not be further qualified); or (ii) Buyer has failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (i) and (ii), such misrepresentation, or breach of warranty, if curable, has not been cured within ten (10) days after written notice thereof from Seller to Buyer; provided, that any cure period will not extend beyond the Termination Date and will not extend the Termination Date; or

(d) by Buyer, if (i) any of the representations and warranties of Seller contained in this Agreement are not true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification will not be further qualified); or (ii) Seller has failed to fulfill in any material respect any of its obligations under this Agreement (excluding the obligations set forth in Section 7.17), and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Buyer to Seller; provided, that any cure period will not extend beyond the Termination Date and will not extend the Termination Date.

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, then this Agreement will be void and of no further force or effect (except for the provisions of Section 4.4, Section 5.6, Section 6.5, Section 7.5, Section 11.8, Section 11.9, and Section 11.11 of this Agreement and, this Article 10, the Section entitled “Definitions,” and Article 12, all of which will continue in full force and effect). Notwithstanding the foregoing, nothing contained in this Section 10.2 relieves any party from liability for Losses resulting from its breach of this Agreement.

(b) Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the following sentence, the terms of the Confidentiality Agreement shall remain in full force and effect. If Closing of the transaction contemplated under the terms of this Agreement occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of Closing) only with respect to confidential information covering the Assets.

Section 10.3 Distribution of Deposit Upon Termination.

(a) If Seller terminates this Agreement pursuant to Section 10.1(c), then Seller shall retain the Deposit, as its sole and exclusive remedy for any Buyer breach or default hereunder, as liquidated damages, free of any claims by Buyer or any other Person with respect thereto. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for in this Section 10.3(a) or otherwise in this Agreement are a reasonable estimate by the parties of such damages.

(b) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), Seller shall immediately return the Deposit to Buyer, free of any claims by Seller or any other Person with respect thereto.

Section 10.4 Availability of Equitable Relief.

Notwithstanding anything in the Agreement to the contrary, the parties agree that irreparable damage could occur to Buyer in the event that any of the obligations, undertakings, covenants or agreements of Seller were not performed in accordance with their specific terms or were otherwise breached, including the consummation of the Closing. Accordingly, Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Seller, and to seek specific enforcement of the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which Buyer is entitled to at law or in equity.

ARTICLE 11

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Assumed Obligations.

Subject to (i) Seller’s obligations hereunder, (ii) the indemnification by Seller under Section 11.3, and (iii) any adjustments to the Purchase Price pursuant to the terms hereof, on the Closing Date (if the Closing occurs), Buyer assumes and will fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including, but not limited to, obligations, if any, to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, Royalties and other interests (including those held in suspense), (c) properly plug and abandon any and all wells (including the Wells), including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, flow lines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) cleanup, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws (including, without limitation, Environmental Laws), (g) pay all Property Costs, (h) perform all obligations applicable to or imposed under the Leases and related Contracts, or as required by applicable Laws, including, without limitation, Environmental Laws (all of said obligations and liabilities (including, without limitation, Environmental Liabilities), subject to the exclusions below, are referred to in this Agreement as the “Assumed Obligations”); provided, however, that the Assumed Obligations do not include, and Buyer has no obligation to assume, any Claims or Losses attributable to the following (such excluded Claims and Losses, the “Excluded Obligations”):

(i)	the Excluded Assets;

(ii)	Retained Employee Liabilities;

(iii)	all Claims asserted by any third parties for bodily injury to or death of such third parties or damage to property owned by such third parties to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets and attributable to periods prior to the Closing Date;

(iv)	the Hedges of Seller;

(v)	the disposal or transportation of any Hazardous Material to any location not on the Assets or lands pooled or unitized therewith to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets and attributable to periods prior to the Closing Date;

(vi)	the responsibility for the disposition of and the liabilities and obligations with respect to Proceedings existing as of the Execution Date, including those described on Schedule 5.7;

(vii)	(A) Seller’s liabilities and obligations with respect to Taxes as set forth in Section 7.8; provided that Seller shall not have any liability for Claims under this clause (vii)(A) first made after 12 months after the Closing Date and such liabilities and obligations with respect to Taxes shall become Assumed Obligations after the expiration of such 12 months other than (i) matters covered by Claims made prior to such date and (ii) interest, fines and penalties with respect to the reporting, payment and accounting for Taxes which shall be subject to clause (vii)(B) below and are not covered by this clause (vii)(A);

(B)	Interest, fines and penalties with respect to the reporting, payment and accounting for Taxes with respect to Hydrocarbons produced from the Assets prior to the Effective Time;

(viii)	(A) Royalties and reporting, payment and accounting therefor, and payments owed to third party co-working interest owners in the Assets, with respect to Hydrocarbons produced from the Assets prior to the Effective Time; provided that Seller shall not have any liability for claims under this clause (viii) first made after 12 months after the Closing Date and such liabilities and obligations with respect to Royalties, reporting, payment and accounting therefor and payments owed to third parties co-working interest owners in the Assets shall be become Assumed Obligations after the expiration of such 12 months other than (i) matters covered by claims made prior to such date and (ii) interest, fines and penalties with respect to the reporting, payment and accounting for Royalties which shall be sublet to clause (viii)(B) below and are not covered by this clause (viii)(A);

(B) Interest, fines and penalties with respect to the reporting, payment and accounting for Royalties with respect to Hydrocarbons produced from the Assets prior to the Effective Time;

(ix)	any Property Costs (other than Property Costs covered by any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), or (x)) that are attributable to periods prior to the Effective Time; provided that Seller shall not have any liability for claims first made under this clause (ix) after 12 months after the Closing Date and such liabilities and obligations with respect to Property Costs in the Assets shall become Assumed Obligations after such date; and

(x)	any criminal fines or sanctions against Seller of any of its Affiliates imposed at any time arising from the ownership or operation of the Assets prior to the Closing Date.

Section 11.2 Survival.

(a) All representations and warranties of Seller and Buyer contained in this Agreement expire nine (9) months after the Closing Date; provided, however, that the representations and warranties contained in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.15, Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.9, Section 6.10, and Section 6.13 (collectively, the “Fundamental Representations”) shall survive until sixty (60) days following the applicable statute of limitations period and Section 5.8 shall expire at Closing. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty has no further force or effect for any purpose under this Agreement, except with respect to Claims made for breach thereof prior to its expiration as provided in Section 11.2(b). The covenants and other agreements of Seller and Buyer set forth in this Agreement survive the Closing Date until fully performed.

(b) No party hereto has any indemnification obligation pursuant to this Article 11 or otherwise hereunder unless it receives from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification is being sought hereunder on or before the expiration of the applicable survival period set forth in Section 11.2(a). If an Indemnified Party delivers a Claim Notice with respect to a representation or warranty to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.2(a), then the applicable representation or warranty survives until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (i) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (ii) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate will not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

Section 11.3 Indemnification by Seller.

From and after the Closing, subject to the terms and conditions of this Article 11 (including the survival and the timing requirement in Section 11.2), each Person constituting Seller will jointly and severally indemnify, defend and hold harmless Buyer, Buyer’s Affiliates, and each of their respective members, managers, general partners, partners, directors, officers, employees, agents, consultants, equity owners, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors) and the successors and permitted assigns of this Agreement of Buyer (all such persons referred to collectively as, the “Buyer Indemnified Persons”) from and against any and all Claims and Losses asserted against, resulting from, imposed upon or incurred or suffered by any Buyer Indemnified Person to the extent resulting from, arising out of or relating to:

(a) any breach of any representation or warranty of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement REGARDLESS OF FAULT;

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(c) any Excluded Obligations REGARDLESS OF FAULT; and

(d) any other indemnity obligations of Seller contained in this Agreement.

Notwithstanding anything to the contrary in this ARTICLE 11 or otherwise, except with respect to Seller’s obligations for post-closing adjustments to the Purchase Price and for matters arising out of or relating to the Excluded Obligations, matters covered by Section 11.3(b) or Section 11.3(d), claims under the special warranty of title in the Conveyance or breaches of Fundamental Representations, (i) Seller shall have no liability for any indemnification under Section 11.3 unless and until the amount of the liability for any individual Claim for which a Claim Notice is delivered by Buyer exceeds $250,000 (each a “Material Indemnification Matter”), (ii) Seller shall not be obligated to indemnify Buyer Indemnified Persons pursuant to Section 11.3 unless and until the aggregate amount of all Losses incurred by Buyer Indemnified Persons with respect to all Material Indemnification Matters exceeds three percent (3%) of the Purchase Price (the “Indemnity Deductible”), in which event the Buyer Indemnified Persons may recover all Losses incurred with respect to such Material Indemnification Matters in excess of the Indemnity Deductible, and (iii) Seller’s maximum liability for Losses associated with all Material Indemnification Matters shall be twenty-five percent (25%) of the Purchase Price.

Section 11.4 Indemnification by Buyer.

From and after the Closing, subject to the adjustments to the Purchase Price for purposes of the Closing Statements contained in Section 2.2 and the terms and conditions of this Article 11 (including the survival and timing requirements of Section 11.2), Buyer will defend and hold harmless Seller, Seller’s Affiliates, and each of their respective members, managers, general partners, partners, directors, officers, employees, agents, consultants, equity owners, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and the successors and permitted assigns of this Agreement of Seller (all such persons referred to collectively as the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person to the extent resulting from, arising out of, or relating to:

(a) any breach of any representation or warranty of Buyer contained in this Agreement or confirmed in any certificate furnished by or on behalf of Buyer to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Buyer contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Buyer to Seller in connection with this Agreement;

(c) any Assumed Obligations REGARDLESS OF FAULT; and

(d) any other indemnity obligations of Buyer contained in this Agreement, including without limitation, Section 4.4.

Section 11.5 Indemnification Proceedings.

(a) If any claim or demand for which Seller or Buyer (such Person an “Indemnifying Party”) may be liable to a Buyer Indemnified Person under Section 11.3 or to a Seller Indemnified Person under Section 11.4 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim”) the Indemnified Party will with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party does not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party has thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it deems reasonably necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party has the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party has the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party will pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel has advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party is not responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim). If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (not to be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from any and all liability with respect thereto and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement thereof effected without its written consent (not to be unreasonably withheld). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party will be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party may make no settlement, compromise, admission or acknowledgment that gives rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the foregoing, the Indemnifying Party is not entitled to control (but is entitled to participate at its own expense in the defense of), and the Indemnified Party, is entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party may make no settlement, compromise, admission, or acknowledgment that gives rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(c) In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party will deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party does not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.6 Limitations on Indemnities.

Solely (i) for purposes of calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of a representation or warranty and (ii) for determining whether a breach has occurred of a representation or warranty, the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) will be disregarded. This Section 11.6 is solely applicable to this Article 11 and is not applicable to any other Article of this Agreement, including, but not limited to, Articles 8, 9 and 10.

Section 11.7 Release.

UPON CLOSING, BUT SUBJECT TO BUYER’S REMEDIES PURSUANT TO THIS AGREEMENT AND THE CONVEYANCE, BUYER RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH BUYER MIGHT NOW

OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS, FUTURE REVENUES GENERATED BY THE ASSETS OR FUTURE COSTS ASSOCIATED WITH THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS,

STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER IS DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.27 OF THIS AGREEMENT, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE WILL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER IS DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.9 Waiver of Trade Practices Acts.

(a) It is the intention of the parties that Buyer’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Buyer waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Buyer does not waive § 17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5,000,000.00 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

Section 11.10 Recording.

As soon as practicable after Closing, Buyer will record the Conveyances in the appropriate counties and provide Seller with copies of all recorded or approved instruments. The Conveyances are intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyances and also are described and covered by other separate assignments made by Seller to Buyer on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit B. Further, such assignments are deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth in this Agreement and in the Conveyances as fully and only to the extent as though they were set forth in each such separate assignment. At Buyer’s cost and expense, Buyer will provide Seller with electronic copies of recorded Conveyances within ten (10) Business Days of receipt.

Section 11.11 Non-Compensatory Damages.

NONE OF THE BUYER INDEMNIFIED PERSONS NOR SELLER INDEMNIFIED PERSONS ARE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) ARE NOT EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PERSONS, AND SELLER, ON BEHALF OF EACH OF SELLER INDEMNIFIED PERSONS, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

Section 11.12 Disclaimer of Application of Anti-Indemnity Statutes.

THE PROVISIONS OF ANY ANTI-INDEMNITY STATUTE RELATING TO OILFIELD SERVICES AND ASSOCIATED ACTIVITIES ARE NOT APPLICABLE TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts.

This Agreement may be executed and delivered (including by email or facsimile transmission) in counterparts, each of which is deemed an original instrument, but all such counterparts together constitute but one agreement.

Section 12.2 Notices.

All notices which are required or may be given pursuant to this Agreement must be given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	c/o Merit Energy Company

13727 Noel Road, Suite 1200

Dallas, Texas 75240

Attention: General Counsel

Telephone: 972-701-8377

Telecopy: 972-960-1252 and 972-628-1948

With a copy to (which:	c/o Merit Energy Company
does not constitute	13727 Noel Road, Suite 1200
notice to Seller):	Dallas, Texas 75240

Attention: Vice President – Acquisitions and Divestitures

Telephone: 972-701-8377

Telecopy: 972-960-1252 and 972-628-1881

If to Buyer:	Memorial Production Operating LLC

c/o Memorial Production Partners LP

1301 McKinney Street, Suite 2100

Houston, Texas 77010

Attention: Greg Robbins

Phone: 713-588-8300

Fax: 713-588-8301

Email: grobbins@memorialrd.com

Memorial Production Operating LLC

c/o Memorial Production Partners LP

1301 McKinney Street, Suite 2100

Houston, Texas 77010

Attention: Kyle N. Roane

Phone: 713-588-8300

Fax: 713-588-8301

Email: kroane@memorialrd.com

With a copy to (which

does not constitute

notice to Buyer):

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Attention: Terry Radney

Phone: 713-226-1384

Fax: 713-223-3717

Email: tradney@lockelord.com

Either party may change its address for notice by notice to the other in the manner set forth above. All notices are deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Buyer bears any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the sale of the Assets pursuant to this Agreement. Seller will determine, and Buyer will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Buyer will pay any such Transfer Tax to Seller or to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to Seller such certificate or evidence.

Section 12.4 Expenses.

Except as otherwise expressly provided in Section 12.3, or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, will be borne solely and entirely by Seller, and (b) all such expenses incurred by Buyer will be borne solely and entirely by Buyer.

Section 12.5 Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Buyer will eliminate the names “Merit Energy Company,” “Merit” and any variants thereof and any names of Seller’s Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, has no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6 Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS; PROVIDED, HOWEVER, THE LAWS OF THE STATE OF WYOMING SHALL CONTROL THIS AGREEMENT AND THE CONVEYANCES WITH RESPECT TO CONVEYANCES MATTERS AND OTHER REAL PROPERTY MATTERS NECESSARILY SUBJECT TO THE LAWS OF WYOMING. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER ARE PROPER ONLY IN DALLAS COUNTY, TEXAS, AND THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT BROUGHT IN SUCH COURTS OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

Section 12.7 Captions.

The captions in this Agreement are for convenience only and are not to be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.8 Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions in this Agreement contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement is deemed or constitutes a waiver of, or consent to a change in, other provisions of this Agreement (whether or not similar), nor does such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of Seller and Buyer under this Agreement are cumulative and the exercise or partial exercise of any such right does not preclude the exercise of any other right.

Section 12.9 Assignment.

No party may assign all or any part of this Agreement, nor may any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.10 Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter of this Agreement.

Section 12.11 Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b) No waiver of any right under this Agreement is binding unless executed in writing by the party to be bound thereby.

Section 12.12 No Third-Party Beneficiaries.

Nothing in this Agreement entitles any Person other than Buyer or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Buyer Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Buyer Indemnified Person must be made and administered by a party to this Agreement).

Section 12.13 References.

In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) The section titled “Definitions”, and all definitions set forth therein, are incorporated into and made a part of this Agreement;

(f) “Include” and “including” means include or including without limiting the generality of the description preceding such term; and

(g) Capitalized terms used in this Agreement have the meanings ascribed to them in this Agreement. Such terms are referenced or defined in the Definitions section of this Agreement.

Section 12.14 Construction.

Buyer is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Seller and Buyer have each had substantial input into the drafting and preparation of this Agreement and the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated in this Agreement. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. If a dispute arises over the meaning or application of this Agreement, it must be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.15 Conspicuousness.

Provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.16 Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement nevertheless remains in full force and effect so long as the economic or legal substance of the transactions contemplated in this Agreement is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision will be deemed to be so limited and enforceable to the maximum extent permitted by applicable Law.

Section 12.17 Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) is the next day which is a Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

MERIT MANAGEMENT PARTNERS I, L.P. MERIT ENERGY PARTNERS III, L.P.

By:	Merit Management Partners GP, LLC, its general partner

By:	/s/ Nicholas G. Peters
Nicholas G. Peters, Assistant Secretary

MERIT ENERGY COMPANY, LLC
MERIT PIPELINE COMPANY, LLC

By:	/s/ Nicholas G. Peters
Nicholas G. Peters, Assistant Secretary

BUYER:

MEMORIAL PRODUCTION OPERATING LLC

By:	Memorial Production Partners LP, its sole member
By:	Memorial Production Partners GP LLC, its general partner

By:	/s/ Kyle N. Roane
Name: Kyle N. Roane
Title: Vice President

Signature Page - Purchase and Sale Agreement